SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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The Laclede Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

JANUARY 30, 2014

Notice of Annual Meeting
of Shareholders

January 30, 2014

To the Shareholders of The Laclede Group, Inc:

The annual meeting of shareholders of The Laclede Group, Inc. will be held on Thursday, January 30, 2014, at 10 a.m. Central Standard Time, at the Laclede Gas Building, 720 Olive Street, Yaeger Conference Center, first floor, St. Louis, MO 63101, for the following purposes:

1.	To elect three members of the Board of Directors to serve for a three-year term.

2.	To provide advisory approval of compensation of named executives.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2014 fiscal year.

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

You can vote if you are a common shareholder of record on November 21, 2013.

To assure your representation at the annual meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or by phone. You also may request a paper proxy card to submit your vote by mail, if you prefer.

If your shares are held by a broker, bank or nominee, please follow their voting instructions for your vote to count.

By Order of the Board of Directors,

Mary Caola Kullman
Corporate Secretary
December 18, 2013

IMPORTANT NOTICE

Your vote is important. To assure your representation at the annual meeting, please vote your shares as promptly as possible over the internet at www.ProxyVote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.

ADMISSION TO MEETING

Admission to the annual meeting is limited to those who are shareholders of record on November 21, 2013 or who bring documentation to the meeting that shows their beneficial ownership of our common stock through a broker, bank or other nominee as of November 21, 2013.

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

TIME AND DATE	10 a.m., Central Standard Time, on Thursday, January 30, 2014

PLACE	Laclede Gas Building
720 Olive Street
Yaeger Conference Center (First Floor)
St. Louis, Missouri 63101

RECORD DATE	November 21, 2013

VOTING	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

ENTRY	If you decide to attend the meeting in person, you will need to register upon your arrival. See page 1 for further instructions.

Voting Matters (page 2)

	Board Vote	Page Reference
Proposal	Recommendation	(for more detail)
Election of three directors	FOR	5
Provide advisory approval of compensation of executives	FOR	8
Ratification of Deloitte & Touche LLP as our independent registered public	FOR	10
accounting firm for fiscal year 2014

Nominees for Election (page 5)

The following table provides summary information about each nominee. The nominees receiving a majority of the votes cast at the meeting will be elected as directors.

		Director
Name	Age	Since	Occupation	Term	Independent
Edward L. Glotzbach	65	2005	Retired Vice Chairman,	Nominee for Term expiring January 2017	X
			Information Services Group
W. Stephen Maritz	55	2000	Chairman and CEO,	Nominee for Term expiring January 2017	X
			Maritz Holdings Inc.
John P. Stupp Jr.	63	2005	President, Stupp Bros., Inc.	Nominee for Term expiring January 2017	X

The Laclede Group, Inc. • 2013 Notice of Annual Meeting i

Advisory Approval of Executive Compensation (page 8)

This year we are seeking your approval of the Company’s compensation of the named executives as disclosed in this proxy statement. Although the vote on this proposal is advisory and nonbinding, the Compensation Committee and Board will review the results of the vote and consider the collective views of our shareholders in future determinations concerning our executive compensation program.

Fiscal Year 2013 Corporate Performance (page 21)

The following table provides information on the Company’s performance in the last two fiscal years on a GAAP and net economic earnings basis. Management uses the non-GAAP measures of net economic earnings and net economic earnings per share internally when evaluating the Company’s performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture and restructuring activities. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. When calculating net economic earnings per share, management excludes from the weighted average number of shares the impact of the May 2013 equity issuance, completed in advance of the pending Missouri Gas Energy (MGE) acquisition. Management believes that this presentation provides a useful representation of operating performance by facilitating comparisons of year-over-year results. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

					Per Share
(Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Amounts

Year Ended September 30, 2013
Net Income (Loss) (GAAP)	$56.3	$7.6	$(11.1)	$52.8	$2.02
Unrealized loss on energy-related derivatives*	0.1	0.4	–	0.5	0.02
Lower of cost or market inventory adjustments*	–	0.9	–	0.9	0.03
Acquisition, divestiture and restructuring activities*	0.3	–	10.5	10.8	0.42
Weighted Average Shares Adjustment**	–	–	–	–	0.38
Net Economic Earnings (Losses) (Non-GAAP)	$56.7	$8.9	$(0.6)	$65.0	$2.87

Year Ended September 30, 2012
Net Income (GAAP)	$48.2	$12.3	$2.1	$62.6	$2.79
Unrealized gain on energy-related derivatives*	(0.1)	(0.2)	–	(0.3)	(0.02)
Realized gain on economic hedges prior	–	0.2	–	0.2	0.01
to the sale of the physical commodity*
Acquisition, divestiture and restructuring activities*	–	–	0.1	0.1	0.01
Net Economic Earnings (Non-GAAP)	$48.1	$12.3	$2.2	$62.6	$2.79

*	Amounts presented net of income taxes. Income taxes are calculated by applying federal, state and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the fiscal years ended 2013, 2012 and 2011, the total net amount of income tax (benefit) expense included in the reconciling items above is $7.5 million, $0.0 million and $0.9 million, respectively.

ii The Laclede Group, Inc. • 2013 Notice of Annual Meeting

**	Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings (losses) in the GAAP diluted earnings per share calculation. Also, net economic earnings per share exclude the impact of the May 2013 equity offering to fund the pending acquisition of MGE. The weighted-average diluted shares used in the net economic earnings per share calculation for the fiscal year ended September 30, 2013 was 22.5 million compared to 26.0 million in the GAAP EPS calculation.

Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

The Company’s operating results for fiscal year 2013 reflected an increase in year-over-year net economic earnings in the Company’s Gas Utility segment, partially offset by lower net economic earnings in its Gas Marketing segment. Net economic earnings for the Gas Utility segment, which includes the utility operations of Laclede Gas Company, improved by 17.8% to $8.6 million. The improvement is primarily due to increased sales margins reflecting colder weather in fiscal 2013, higher Infrastructure System Replacement Surcharge revenues, lower bad debt expense, and a decrease in employee benefit expenses. These factors were partially offset by higher depreciation and amortization expenses due to an increase in utility plant.

Net economic earnings for the Gas Marketing segment (Laclede Energy Resources, Inc.) decreased 27.6% to $3.4 million primarily due to reduced sales margins from low price volatility and basis differentials, and the expiration of a favorable natural gas supply contract.

Executive Compensation in Fiscal Year 2013 (page 21)

The graph below evidences the Company’s commitment to the pay-for-performance philosophy. It compares basic net economic earnings per share to the Annual Incentive Plan (AIP) payments to the named executive officers.

Basic net economic earnings per share is the key metric used to determine funding under our AIP in 2013. The earnings in the graph are based on operations at the time of performance.

Basic Net Economic EPS Compared to NEOs Annual Incentive Award

The Laclede Group, Inc. • 2013 Notice of Annual Meeting iii

The Company also emphasizes pay for performance by placing a majority of the executives’ target total direct compensation at risk through the annual and equity incentive plans. Target total direct compensation (TTDC) includes the current base salary, the 2013 target AIP opportunity, and the market value (target shares X grant date stock price)

of the Equity Incentive Plan awards made during fiscal year 2013. Further, the largest proportion of incentive pay, which is represented by the equity incentive award, focuses on long-term performance. The graph below shows the mix of fixed and at-risk pay. Additional details on long-term incentives can be found on page 30.

Fiscal 2013 TTDC Components

Independent Registered Public Accountant (page 10)

We are asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accountant for fiscal year 2014. The table contains summary information with respect to Deloitte & Touche’s fees for services provided in fiscal year 2012 and fiscal year 2013. Most of the increase in fees, including in particular the Audit related fees, is due to our significant acquisition in fiscal year 2013.

	2013	2012
Audit fees	$1,163,000	$680,000
Audit related fees	943,372	30,000
Tax fees	27,200	26,800
All other fees	2,200	2,200
Total	$2,135,772	$739,000

iv The Laclede Group, Inc. • 2013 Notice of Annual Meeting

TABLE OF CONTENTS

ABOUT THE ANNUAL SHAREHOLDERS MEETING	1

PROPOSAL 1 – ELECTION OF DIRECTORS	5

PROPOSAL 2 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVES	8

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT	10

GOVERNANCE	11
Beneficial Ownership of Laclede Group Common Stock	11
Stock Ownership Guidelines	12
Corporate Governance	12
Section 16(a) Beneficial Ownership Reporting Compliance	17
Audit Committee Report	17
Fees of Independent Registered Public Accountant	18
Directors’ Compensation	18

EXECUTIVE COMPENSATION	21
Compensation Discussion and Analysis (CD&A)	21
Compensation Committee Report	34
Executive Compensation Tables	35
Potential Payments Upon Termination or Change in Control	43

OTHER MATTERS	49
Requirements for Submission of Proxy Proposals, Nomination of Directors and
Other Business	49
Proxy Solicitation	49

The Laclede Group, Inc. • 2013 Notice of Annual Meeting v

ABOUT THE
ANNUAL SHAREHOLDERS MEETING

This proxy statement is furnished to solicit proxies by the Board of Directors of The Laclede Group for use at the annual meeting of its shareholders to be held on January 30, 2014, and at any adjournment or postponement of the meeting. The meeting will be held in the Yaeger Conference Center (first floor) at the Company’s headquarters at 720

Olive Street, St. Louis, Missouri 63101 at 10 a.m. Central Standard Time. This proxy statement is first being made available to shareholders with the annual report for its fiscal year 2013 on or about December 18, 2013. In this proxy statement, we refer to The Laclede Group as the Company.

Questions and Answers about the Annual Meeting

Who is soliciting my vote?
The Board of Directors of the Company is soliciting your vote for the Company’s annual meeting of shareholders.

When will the meeting take place?
The annual meeting will be held on Thursday, January 30, 2014 at 10 a.m. Central Standard Time in the Yaeger Conference Center on the first floor of the Laclede Gas Building, at 720 Olive Street, St. Louis, MO 63101.

Who is entitled to vote at the annual meeting?
If you own Company stock at the close of business on November 21, 2013, you may attend and vote at the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?
Under the “Notice and Access” rules of the Securities and Exchange Commission, we are permitted to furnish proxy materials, including this proxy statement and our annual report to our shareholders, by providing a Notice of Internet Availability of Proxy Materials. Most shareholders will not receive printed copies unless they request them. The Notice instructs you as to how you may access proxy materials on the Internet and how you may submit your proxy via the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such material in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?
No, the Notice identifies the items to be voted on at the annual meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to: (i) vote by Internet, (ii) vote by phone, and (iii) request and return a paper proxy card or voting instruction card.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?
If you previously elected to access proxy materials over the Internet, you will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Also, if you previously requested paper copies of the proxy materials or if applicable regulations required delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive future proxy

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 1

materials online will save us the cost of producing and mailing documents and help us conserve natural resources. Enrollment for electronic delivery is effective until canceled.

Who is a shareholder of record?
You are a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare. You will receive a Notice or these proxy materials by delivery directly to you. You are entitled to vote your shares by Internet, telephone, in person at the meeting, or, if you have requested printed proxy materials, by completing and returning the enclosed proxy card.

Who is a beneficial owner?
You are a beneficial owner if you hold your stock in a stock brokerage account, or by a bank or other nominee. Your shares are held in “street name” and the Notice or these proxy materials are being sent to you by your broker, bank or nominee, who is considered the shareholder of record. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. You may attend the annual meeting, but you will need to bring a letter or statement from that firm that shows you were a beneficial owner of Company shares on November 21, 2013. You may not vote these shares in person at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee provided a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

How many shares must be present to hold the annual meeting?
A majority of our issued and outstanding shares entitled to vote at the annual meeting as of the record date must be present in person or represented by proxy to have a quorum. As of November 21, 2013, there were 32,709,763 shares outstanding. Both abstentions and broker non-votes are counted as present for purposes of determining quorum.

How many votes are required for each item of business?
Election of Directors: The election of directors requires the affirmative vote FOR each nominee of a majority of those shares present at the meeting in person or by proxy. Withhold votes will have the effect of votes against the nominee, while abstentions will not be counted as votes cast.

Advisory Vote on Executive Compensation: This proposal, which is non-binding, requires an affirmative vote FOR of a majority of the votes cast to be approved. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome.

Ratification of Independent Registered Public Accountant: This proposal requires an affirmative vote FOR of a majority of the votes cast to be approved. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome.

Voting Matters

How do I vote?
You may vote on the Internet, by phone, by mail, or by attending the annual meeting and voting by ballot. The Internet and phone voting procedures are designed to authenticate that you are a shareholder by use of a control number. The procedures allow you to confirm that your instructions have been properly recorded. If you vote by telephone or Internet, you do not need to mail back your proxy card or voting instruction card.

By Internet: If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or, if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

2 The Laclede Group, Inc. • 2013 Notice of Annual Meeting

By phone: You also can vote by phone by following the instructions provided in the Notice, or, if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By mail: If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail.

At the annual meeting: The method or timing of your vote will not limit your right to vote at the annual meeting if you attend the annual meeting and vote in person. However, if your shares are held in the name of a bank, broker or the nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting. You should allow yourself enough time prior to the annual meeting to obtain this proxy from the holder of record.

The shares voted electronically, by phone or represented by proxy cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting.

If you hold your shares through a broker, please note that your broker will not be permitted to vote on your behalf for the first two proposals unless you provide instructions as to how to vote your shares. Voting your shares is important to ensure that you are represented at the meeting. If you have any questions about the voting process, please contact the broker where you hold your shares.

Can I vote my shares that are held in The Laclede Group Dividend Reinvestment and Stock Purchase Plan or any of the Company’s 401k plans?
If you participate in The Laclede Group Dividend Reinvestment and Stock Purchase Plan or in the Company Stock Fund of the Laclede Gas Wage Deferral Savings Plan, Salary Deferral Savings Plan, or Missouri Natural Wage Deferral Savings Plan,

you are entitled to vote those shares. If you do not give voting instructions for shares owned by you through any of these plans, none of your shares held in the plans will be voted. To allow sufficient time for voting by the administrator and trustee of the plans, your voting instructions must be received by January 28, 2014.

How can I revoke or change my vote?
You may revoke your proxy at any time before it is voted at the meeting by:

  Sending timely written notice of revocation to the corporate secretary;

  Submitting another timely proxy by telephone, Internet or proxy card; or

  Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

How many votes do I have?
You are entitled to one vote for each share that you own on November 21, 2013.

What happens if I don’t give specific voting instructions?
Shareholders of record: If you are a shareholder of record and you either indicate that you want to vote as recommended by the Board of Directors or you return a signed proxy card but do not indicate how you want to vote, then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice for any matter to be acted upon, the shares will be voted in accordance with your instructions.

Beneficial owners: If you hold shares in street name and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without

The Laclede Group, Inc. • 2013 Notice of Annual Meeting  3

instructions from the beneficial owner and instructions are not given. Broker non-votes are considered present at the annual meeting, but not as voting on a matter. Thus, broker non-votes are counted as present for purposes of determining if there is a quorum, but are not counted for purposes of determining whether a matter has been approved. Broker non-votes will not affect the outcome of the election of directors, approval of the compensation of the named executives, or the ratification of the appointment of our independent registered public accountant. If you do not provide instructions to your broker, under the rules of the New York Stock Exchange, your broker will not be authorized to vote the shares it holds for you with respect to the first two proposals. Your broker has the discretion, however, to vote the shares it holds for you on the ratification of the independent registered public accountant.

Who counts the votes?
We hired Broadridge Investor Communications as an independent tabulator of votes to ensure confidentiality of the voting process. However, if you write comments on your proxy card, the comments will be shared with us. We also have hired IVS Associates, Inc. to serve as independent inspector of elections.

4 2013 Notice of Annual Meeting • The Laclede Group, Inc.

PROPOSAL 1

Election of Directors

The Board of Directors is divided into three classes. Directors Glotzbach, Maritz and Stupp, whose terms will expire upon the election of directors at the meeting on January 30, 2014, have been nominated to stand for reelection for terms expiring upon the election of their successors in January 2017. The persons named as proxies intend to vote FOR the election of the three nominees. If any nominee becomes unavailable for any reason before the meeting, which is not anticipated, the proxies will vote the shares indicated for that nominee for a person to be selected by our Board of Directors.

Information About the Nominees and Directors

Nominees for Term Expiring in 2017:

Edward L. Glotzbach, 65, served as Vice Chairman, Mergers and Acquisitions, of Information Services Group from November 2007 when it acquired Technology Partners International, Inc. to March 1, 2012. From December 2004 to November 2007, he served as President and CEO of Technology Partners International, Inc., an organization that assists clients with the evaluation, negotiation, implementation and management of information technology and business process sourcing initiatives. From October 2003 to December 2004, he served as Vice President and Chief Financial Officer of the firm. From 1970 to September 2003, he served in many positions with SBC Communications, with his most recent position there being Executive Vice President and Chief Information Officer for six years. Mr. Glotzbach served as a director of Perficient, Inc. from 2010 to May 2012.

Mr. Glotzbach brings to the Board business and leadership experience as an executive of a public company, regulated utility experience as a former executive of a telephone utility regulated by the Missouri Public Service Commission, financial expertise having served as a chief financial officer at other companies, and his information technology expertise given his experience at Information Services Group as well as his prior chief information officer experience at a major telephone company. He also provides insight to the Company as to potential exposures and risks in those areas.

Director since 2005

W. Stephen Maritz, 55, has been Chairman of the Board of Maritz Holdings Inc. since February 2001 and Chief Executive Officer since November 1998. Maritz Holdings Inc. provides performance improvement, marketing research and travel services on a global basis.

In addition to his current business and leadership experience in managing a large, international company, Mr. Maritz brings to the Board his expertise in pursuing and measuring customer satisfaction as well as engaging and motivating employees. Further, he understands the importance of demographics in the marketplace and implications for business.

Director since 2000

John P. Stupp Jr., 63, has been President of Stupp Bros., Inc. since March 2004 and Chief Executive Officer of Stupp Corporation since August 1995. He previously served as Executive Vice President of Stupp Bros., Inc. from April 1995 to March 2004 and its Chief Operating Officer from April 1996 to March 2004. Stupp Bros., Inc. has two operating divisions: Stupp Bridge Company, a fabricator of steel highway and railroad bridges; and Stupp Corporation, producer of custom-made HFW

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 5

(high frequency weld) and spiral weld pipe for gas and oil transmission; and three subsidiaries: APCI, an integrator of linear friction welding technology; Bayou Coating LLC, coating applicators for steel line pipe; and Midwest BankCentre, a Missouri bank holding company. During the past five years, he has served and continues to serve as a director of Stupp Bros., Inc. and Atrion Corp.

As President of Stupp Bros., Inc., one of the Company’s largest shareholders with a long-term investment relationship with the Company, Mr. Stupp has historic institutional knowledge of the Company and directly represents the shareholder interest. Further, his experience with the various subsidiaries of Stupp Bros., Inc., provides insight as to the pipeline and other infrastructure industries on a national basis as well as insight into the regional economy.

Director since 2005

The Board of Directors recommends a vote “FOR” election of these nominees as directors.

Directors with Term Expiring in 2015:

Arnold W. Donald, 58, was appointed President and CEO of Carnival Corporation and PLC, a global cruise and vacation company, in July 2013. He was President and CEO of the Executive Leadership Council, a professional network of African-American executives of major U.S. companies from November 2010 to June 2012. Previously, he served as President and Chief Executive Officer of Juvenile Diabetes Research Foundation International, the leading charitable funder and advocate of type 1 (juvenile) diabetes research worldwide, from January 2006 to March 2008. He served as Chairman of the Board of Merisant Company from March 2000 to November 2005 and as its CEO from March 2000 to June 2003. During the past five years, he has served and continues to serve as a director of Bank of America, Crown Holdings, Inc. and Carnival Corporation. During the past five years, he has also served as a director of Scotts Miracle-Gro Co. from March 2000 to January 2009 and Oil Dri Brand from 1997 to January 2013.

Mr. Donald’s breadth of experience in chief executive officer and board roles at various companies outside of the energy industry assist the Company in its strategic development and consideration of challenges and opportunities, particularly as it considers opportunities for growth beyond the traditional utility business. Given his role as a director of a number of other NYSE-listed companies in various industries, he also brings governance insight and experience to the Board.

Director since 2003

Anthony V. Leness, 73, was Managing Director Investment Banking – Global Power & Energy Group at Merrill Lynch & Co., Inc., in New York City from 1978 to his retirement on June 30, 2006. Merrill Lynch provides wealth management, capital market, investment banking and consulting services. He served as a relationship manager on a broad range of large and small companies, including industrial, communications, oil and gas exploration, natural gas pipeline, and, from 1990, exclusively on power and natural gas distribution companies.

Mr. Leness’ prior investment banking experience gives him extensive knowledge of the Company and the utility, pipeline, and oil and natural gas industries. He provides critical insight and analysis relative to the capital markets and corporate finance as well as investment strategy. Having previously provided expert testimony before Federal and State regulatory commissions, he also understands and advises relative to regulatory approaches in different markets as well as the implications of regulation to the Company and the industry.

Director since 2006

William E. Nasser, 74, was appointed as the independent Chairman of the Board effective February 1, 2012. He was, until October 2003, CEO of SouthWest NanoTechnologies, Inc., a privately held specialty chemical firm. He served as Chairman of Enchira Biotechnology Corp. from April 1998 to January 2003. He retired as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation in November 1995.

6 2013 Notice of Annual Meeting • The Laclede Group, Inc.

Mr. Nasser’s experience on the Company’s Board provides him with institutional knowledge of the Company and positions him well to serve as the Board’s Chairman and to facilitate effective communications between the Board and senior management. Further, his experience outside the Company provides insight into the broader oil and gas industry, its key risks and opportunities and potential impact on the utility industry.

Director since 2000

Directors with Term Expiring in 2016:

Brenda D. Newberry, 60, is the Chief Executive Officer of Nesher, LLC, which provides consulting services that include advising, speaking and writing on diverse business, board service, entrepreneurial, leadership and life management topics. She was, until May 2010, Chairman of the Board of The Newberry Group. From 2006 to 2009, she served as its Chairman and Chief Executive Officer. From 1996 to 2005, she served as its President and Chief Executive Officer. Ms. Newberry founded The Newberry Group in 1996 with her husband. The Newberry Group provides information technology consulting services on a global basis, specializing in cyber-security services, information systems consulting, and project management services. Since 2007, she also has served as a director of Enterprise Financial Services Corp.

As technology becomes a larger part of business, Ms. Newberry provides valuable insight into the Company’s information technology strategy and related risks and exposures. Further, her experience in creating and building her own businesses assists the Company as it considers growth opportunities and her government contractor experience provides insight in conducting business in a highly regulated industry.

Her experience on another public company board brings governance experience and insight to the Board.

Director since 2007

Suzanne Sitherwood, 53, has served as the Company’s President since September 1, 2011 and Chief Executive Officer since February 1, 2012. Until August 2011, she was Senior Vice President of Southern Operations for AGL Resources, Inc. and President of Atlanta Gas Light, Chattanooga Gas and Florida City Gas.

Ms. Sitherwood has over 30 years’ experience in the natural gas industry. Her experience ranges from chief engineer to vice president gas operations and capacity planning to her most recent title of president of three natural gas utilities with over 1.5 million customers and $2.37 billion in revenues. She also brings to the Company her experience in working in a regulatory environment while implementing strategic growth initiatives.

Director since 2011

Mary Ann Van Lokeren, 66, retired as Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, in October 2006. She served in that capacity from December 1986. During the past five years, she has served, and continues to serve, as a director of Masco Corporation.

With her prior experience as CEO of one of the largest Anheuser-Busch wholesalers in Missouri, Ms. Van Lokeren has strong business and leadership expertise that assists the Board as it evaluates the Company’s financial and operational risks, controls and strategy. She also has strong ties to the customer service area of the utility. Further, her experience on other public company boards provides insight as to the Board’s role in oversight of management as well as corporate governance.

Director since 2000

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 7

PROPOSAL 2

ADVISORY APPROVAL OF COMPENSATION OF EXECUTIVES

We are seeking your approval of the Company’s compensation of the named executives as disclosed in this proxy statement. Although the vote on this proposal is advisory and nonbinding, the Compensation Committee and Board will review the results of the vote and consider the collective views of our shareholders in future determinations concerning our executive compensation program.

As noted in the Compensation Discussion and Analysis, the Company’s philosophy is to pay for performance by making compensation decisions based on what promotes our corporate strategy, creates shareholder value and remains equitable for the Company, its employees and its shareholders. In the process of making these decisions, we also consider the types and levels of compensation in the marketplace. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in more detail our compensation policies and procedures. Throughout the year, our Compensation Committee assesses our compensation programs to ensure they are consistent with our pay philosophy. In determining how to vote on this proposal, please consider our compensation governance and pay structure:

  Recoupment: Our policy addresses recoupment of amounts from employees’ performance-based awards under the annual and equity incentive plans to the extent that they would have been materially less due to inaccurate financial statements, fraud or intentional, willful or gross misconduct.

  Prohibition of hedging/pledging of stock: Our policy on the purchase and sale of securities generally prohibits our executive officers and directors pledging or hedging their positions in our stock so that their interests are similarly aligned with our shareholders. Any exceptions for an executive officer to this pledging prohibition must be approved by the Chairman of the Board or Lead Director as applicable.

  Stock ownership requirements: Our stock ownership requirements, which are outlined on page 12, further strengthen the alignment of our executives with our shareholders.

  Compensation balance: Most of the compensation to the named executives is aligned with corporate performance in areas related to our customers, our shareholders and our employees. The Company seeks to balance short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for its shareholders over the long-term.

  The compensation committee’s consultant is independent.

  The company’s use of perquisites is modest.

  We have limits on incentive compensation, which cap all potential incentive awards at 150% of target, with potential of 200% for a TSR metric if we rank at the top of our peer group.

  The Company does not enter into employment agreements or provide excise tax gross-up protections.

  The supplemental pension plans are traditional plans that cover the compensation not included in the qualified pension plan due solely to tax limitations, and do not otherwise factor in additional compensation or additional years of service.

8 2013 Notice of Annual Meeting • The Laclede Group, Inc.

The Board of Directors is asking shareholders to support the Company’s executive compensation as disclosed in this proxy statement. The Compensation Committee and the Board of Directors believe the compensation program effectively implements the Company’s compensation principles and policies, achieves the Company’s compensation objectives, and aligns the interests of the executives and shareholders. Accordingly, the Board asks shareholders to cast a nonbinding vote “FOR” the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement for the annual meeting of shareholders, including the Compensation, Discussion and Analysis, compensation tables, and other related disclosures.

Your Board of Directors Recommends a Vote “FOR”
Advisory Approval of The Company’s Compensation of Executives

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 9

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accountant

The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of Deloitte & Touche LLP, independent registered public accountant to audit the books, records and accounts of The Laclede Group and its subsidiaries for the fiscal year ending

September 30, 2014. A representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote “FOR”
Ratification of The Appointment of Deloitte & Touche LLP as
Independent Registered Public Accountant.

10 2013 Notice of Annual Meeting • The Laclede Group, Inc.

GOVERNANCE

Beneficial Ownership of Laclede Group Common Stock

The table below shows as of November 1, 2013 the number of shares of our common stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each current director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group.

Amount and Nature of Ownership

	Shares
	Beneficially
Name	Owned	(1)	Percent of Class
M. C. Darrell	28,383	(2)	*
A. W. Donald	13,250	(3)	*
E. L. Glotzbach	16,010	(3)	*
A. V. Leness	15,850	(3)	*
S. L. Lindsey	5,750	(2)	*
W. S. Maritz	14,200	(3)	*
W. E. Nasser	14,700	(3)	*
B. D. Newberry	10,850	(3)	*
S. Sitherwood	18,768	(2)	*
M. R. Spotanski	38,014	(2)	*
J. P. Stupp Jr.	1,167,450	(3)(4)	4%
M. A. Van Lokeren	19,630	(3)	*
M. D. Waltermire	30,300	(2)	*
BlackRock, Inc.	1,770,065	(5)	5%
The Vanguard Group, Inc.	1,356,722	(5)	4%
All nominees, directors and executive officers as a group (15)	1,410,764		4%

(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to all of the shares listed.

(2)	Includes options exercisable currently and within 60 days for 6,000 shares under the Equity Incentive Plan for M. R. Spotanski. Includes restricted non-vested shares granted under the 2006 Equity Incentive Plan, as to which a recipient has sole voting power and no current investment power as follows: M. C. Darrell – 9,500; S. L. Lindsey – 4,450; S. Sitherwood – 9,000; M. R. Spotanski – 9,000; and M. D. Waltermire – 9,000.

(3)	Includes restricted, non-vested shares granted under the Restricted Stock Plan for Non-Employee Directors, as to which each recipient has sole voting power and no current investment power, as follows: A. W. Donald – 11,350; E. L. Glotzbach – 5,275; B. D. Newberry – 8,950; and J. P. Stupp Jr. – 10,550.

(4)	Includes 1,155,000 shares owned by Stupp Bros, Inc. Mr. Stupp is a director and executive officer of Stupp Bros., Inc. and has an interest in a voting trust that controls 100% of the stock of Stupp Bros., Inc., which is located at 3800 Weber Road, St. Louis, MO 63125.

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 11

(5)	Information provided as of December 31, 2012 in Schedule 13G/A filed by BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022. The subsidiaries included in the report, none of which owns 5% or greater of the Company’s shares, were as follows:

BlackRock Japan Co. Ltd.	BlackRock Asset Management Canada Limited
BlackRock Advisors, LLC	BlackRock Fund Advisors
BlackRock Institutional Trust Company, N.A.	BlackRock Asset Management Australia Limited
BlackRock Investment Management, LLC	BlackRock Asset Management Ireland Limited
BlackRock Advisors (UK) Limited	Black Rock Investment Management (UK) Limited

(6)	Information provided as of December 31, 2012 in Schedule 13G/A filed by The Vanguard Group, Inc., whose address is 100 Vanguard Blvd., Malvern, PA 19355. The report indicates that it has 43,871 shares with sole voting power and shared investment power and 1,325,151 shares with sole investment power, and 31,571 shares with shared investment power. The Subsidiaries in the report, none of which owns 5% or greater of the Company’s shares were:

Vanguard Fiduciary Trust Company	Vanguard Investments Australia, Ltd.

*Less than one percent.

Stock Ownership Guidelines and Holding Requirements for Non-Employee Directors and Executive Officers

To provide a direct link between director, executive officer and shareholder interests, the Company adopted a stock ownership policy. The table below indicates the number of shares directors and executive officers are expected to own under the policy.

Directors and executive officers must retain 90% of the net shares awarded to them under Company plans until they meet the new stock ownership requirements. All directors and executive officers are currently in compliance with the stock ownership policy.

Stock Ownership Guidelines

Director	5X annual retainer
CEO	4X base salary
Executive Vice Presidents	3X base salary
Senior Vice Presidents	2X base salary
All Other Officers	1X base salary

Corporate Governance

Board and Committee Structure
Our Board consists of nine directors, eight of whom are independent. Under our Corporate Governance Guidelines, the Chair may be an officer or may be an independent member of the Board, at the discretion of the Board. The Board believes it should be free to use its business judgment to determine what it believes is best for the Company in light of all the circumstances. At its meeting in January 2012, the Board selected Mr. Nasser, an independent director, to serve as Chairman. Ms. Sitherwood was appointed Chief Executive Officer effective February 1, 2012. Ms. Sitherwood, as Chief Executive Officer, focuses on setting the strategy for the Company, overseeing daily operations, developing our leaders and promoting employee engagement throughout the Company. As Chairman, Mr. Nasser leads the Board in the performance of its duties by working with the Chief Executive Officer to establish meeting agendas and content, engaging with the leadership team between meetings, and providing overall guidance as to the Board’s views and perspective.

During the 2013 fiscal year, there were 13 meetings of our Board of Directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable Committee meetings, and all directors attended the last annual meeting of shareholders.

The standing committees of the Board of Directors include the Audit, Compensation, Corporate Governance and Investment Review Committees.

12 2013 Notice of Annual Meeting • The Laclede Group, Inc.

Audit Committee
The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant, the internal audit department and the operation of ethics and compliance programs. At fiscal year end, the Committee members were Mr. Glotzbach as Committee chair and directors Nasser, Newberry, Stupp and Van Lokeren. All Committee members were determined by the Board to be independent and financially literate in accordance with the New York Stock Exchange requirements. Mr. Glotzbach has been determined to be the financial expert for the Audit Committee. The Committee met five times in fiscal year 2013.

Compensation Committee
The Compensation Committee assists the Board in the discharge of its responsibility relative to the compensation of the Company’s executives, reviews and makes recommendations to the Board relative to the Company’s incentive compensation and equity-based plans, makes recommendations to the Board regarding director compensation, reviews management’s risk assessment of the Company’s compensation practices and programs, and assists the Board in the oversight of succession planning for executive officers. At fiscal year end, the Committee members, all of whom were determined to be independent, were directors Glotzbach (chair), Leness, Newberry and Stupp. The Committee met five times in fiscal year 2013. There are no Compensation Committee interlocks. The Committee’s retention of a compensation consultant is discussed later in the Compensation Discussion and Analysis.

Corporate Governance Committee
The Corporate Governance Committee considers and makes recommendations to the Board relative to corporate governance and its Corporate

Governance Guidelines, assists the Board in identifying individuals qualified to become Board members, and approves any related party transactions. The Committee also recommends committee appointments to the full Board. At fiscal year end, the Committee members, all of whom were determined to be independent, were directors Van Lokeren (chair), Donald, Nasser, Maritz and Stupp. The Committee met five times in fiscal year 2013.

Investment Review Committee
The Investment Review Committee oversees the investments of the defined benefit qualified pension plans. At fiscal year end, the Committee members were directors Leness (chair), Nasser, Newberry, Sitherwood and Maritz. The Committee met four times in fiscal year 2013.

Risk Oversight
Management is responsible for assessing and managing risk exposures on a day-to-day basis, and the Board is responsible for overseeing the Company’s risk management. In its oversight role, the Board and its Committees ensure that the Company promotes a risk-aware culture and decision-making process. Several of the Board’s Committees assist the Board in its risk oversight: the Audit Committee oversees the financial reporting and related risks, the Investment Review Committee oversees the pension plan funding risks, and the Compensation Committee oversees the compensation risks.

At the management level, the Company has a risk management committee that meets at least quarterly. This committee, with assistance from the Company’s Director of Enterprise Risk Management, oversees the implementation of the enterprise risk management process and assists in identifying, prioritizing and monitoring risks. Because of the use of commodity-based derivatives by two of the Company’s subsidiaries, there is also a smaller risk committee that focuses on the risks and exposures in the commodity-based derivatives markets.

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 13

Compensation Risk Assessment
During the past year, management conducted a risk assessment of its overall compensation program. This risk assessment included consideration of the mix and amount of compensation:

  In cash and equity;

  With short-term and long-term performance goals;

  With individual, business unit and corporate performance objectives; and

  Dependent on financial and non-financial performance measurement.

The assessment also considered the risk mitigation impact of stock ownership guidelines and retention requirements, the use of multiple types of metrics, the caps set on incentive compensation, the role of the Compensation Committee and its independent consultant as well as the use of the Internal Audit department to assess documentation of performance on the incentive-based metrics. Management determined, and the Committee agreed, that the risks relative to the Company’s compensation policies and practices would not result in a material adverse effect on the Company.

Director Independence
The Board of Directors believes that a majority of the directors should be independent and determined that the following members were independent: Donald, Glotzbach, Leness, Maritz, Nasser, Newberry, Stupp and Van Lokeren. Ms. Sitherwood, Chief Executive Officer and President, is the only non-independent member of the Board. In determining the independence of directors, the Board found that none of the directors, other than Ms. Sitherwood, has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as certain prescribed standards of independence, which are included with our Corporate Governance Guidelines in the Investor Services portion of our website (www.TheLacledeGroup.com). The director independence standards adopted by the Board largely reflect the New York Stock Exchange standards, except the standards provide that the Board does not consider material Laclede Gas Company’s provision of natural gas service to any director or immediate family member of the director or director-related company pursuant to Laclede Gas Company’s tariffed rates.

The independent members of the Board meet in executive session at least quarterly, which sessions are led by Mr. Nasser, the current Chairman of the Board. Each quarter, the Chairman solicits from other Board members topics for discussion in those sessions. Topics include, from time to time, the performance of the Chief Executive Officer, executive succession planning, executive compensation matters, and the Company’s strategy.

All of the members of the Audit, Compensation and Corporate Governance Committees are independent under our director independence standards as well as under the standards of the New York Stock Exchange.

Corporate Governance Documents
Our key corporate governance documents include:

  Corporate Governance Guidelines, including Director Independence Standards;

  Charters of each of the Audit, Compensation and Corporate Governance Committees;

  Code of Business Conduct;

  Financial Code of Ethics;

  Related Party Transaction Policy and Procedures; and

  Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services.

14 2013 Notice of Annual Meeting • The Laclede Group, Inc.

All of these documents, other than the Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services, are available on our website at www.TheLacledeGroup.com in the Investor Services section and a copy of any of these documents will be sent to any shareholder upon request.

Corporate Governance Guidelines
The Board generally conducts itself in accordance with its Corporate Governance Guidelines. The Guidelines, among other matters, provide:

  the independent directors may elect a Lead Director if there is no independent Chair;

  each independent director must notify the Corporate Governance Committee Chair and the Chairman of the Board as soon as practicable of any event, situation or condition that may affect the Board’s evaluation of his or her independence;

  independent directors will not be paid for consulting, the Company will not retain their firms for consulting or services without approval of the full Board nor will any personal loans or extensions of credit be made by the Company to any director other than on the same terms as loans or credit are available to customers generally;

  a director who materially changes his or her job responsibilities must submit a written offer to resign from the Board, which will then take into account the circumstances at that point in time and take such appropriate action as it deems necessary;

  directors should limit their service to a total of three boards of publicly traded companies (including our Company);

  a director shall retire from the Board at the annual meeting after reaching age 75;
  directors are expected to attend all Board and Committee meetings as well as the annual meeting of shareholders and expected to attend at a minimum 75% of such meetings;

  the Board and its Committees conduct annual assessments of their performance as well as assessments of the performance of each individual director;

  directors have complete access to management;

  the Board has the ability to retain consultants, experts and advisors as it deems necessary, at Company expense; and

  directors are encouraged to attend educational programs.

Related Party Transaction Policy and Procedures
We have adopted the Related Party Transaction Policy and Procedures under which our Corporate Governance Committee generally pre-approves transactions involving more than $100,000 with our directors, executive officers, 5% or greater shareholders, and their immediate family members. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve the transaction and will approve only those transactions that it determines to be in the best interests of the Company. If the Company becomes aware of an existing transaction with a related party that has not been approved under the policy, the matter will be referred to the Committee. The Committee will evaluate all options available including ratification, revision or termination of such transaction. The policy includes certain transactions that are deemed pre-approved because they do not pose a significant risk of a conflict of interest. Such pre-approved transactions include the provision of natural gas service to any of the related parties by our utility subsidiary in accordance with its tariffed rates, transactions entered into pursuant to the competitive bid process, and those transactions at

The Laclede Group, Inc. • 2013 Notice of Annual Meeting  15

such a level as not to be material to the Company or the related party. There were no related party transactions in fiscal year 2013 requiring Committee action.

Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services
Consistent with Securities and Exchange Commission requirements regarding accountant independence, the Audit Committee recognizes the importance of maintaining the independence, in fact and appearance, of our independent registered public accountant. To this end, the Audit Committee adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent accountant. Under the policy, the Committee or its designated member must pre-approve services prior to commencement of the specified service, provided that all fees relative to compliance with Section 404 of the Sarbanes-Oxley Act may only be pre-approved by the Committee. Any pre-approvals by the designated member between meetings will be reported to the Audit Committee at its next meeting. The requests for pre-approval are submitted to the Audit Committee or its designated member, as applicable, by both the independent accountant and the Company’s Chief Financial Officer with a joint statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on accountant independence. At each Committee meeting, the Audit Committee reviews a report summarizing the services, including fees, provided by the independent accountant; a listing of pre-approved services provided since its last meeting; and a current projection presented similar to that included in this proxy statement, of the estimated annual fees to be paid to the independent accountant.

Shareholder Nominee Recommendations and Nominee Qualifications
Shareholders who wish to recommend nominees to the Corporate Governance Committee should make their submission to the Committee by September 30 preceding the annual meeting by submitting it to Corporate Governance Committee Chair, c/o The Laclede Group, 720 Olive Street, Suite 1500, St. Louis, MO 63101 Attn: Corporate Secretary. Candidates properly recommended by shareholders will be evaluated by the Committee using the same criteria as applied to other candidates. While there is no set of specific criteria or policy on diversity for nominees, the Corporate Governance Committee generally will consider the appropriate skills and characteristics needed in light of the current make-up of the Board, including an assessment of the experience, age, skills and characteristics represented on the Board. Generally, the Committee looks for persons who evidence personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; and expertise that is useful to the Company and complementary to the background and experience of other Board members.

Correspondence with the Board
Those who desire to communicate with the independent directors should send correspondence addressed to the Chairman of the Board, c/o The Laclede Group, 720 Olive Street, Suite 1500, St. Louis, MO 63101 Attn: Corporate Secretary. All appropriate correspondence is forwarded directly to the Chairman of the Board. The Company does not, however, forward spam, sales, marketing or mass mailing materials; product or service complaints or inquiries; new product or service suggestions; resumes and other forms of job inquiries; or surveys. However, any filtered information is available to any director upon request.

16 2013 Notice of Annual Meeting • The Laclede Group, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in The Laclede Group shares with the Securities and Exchange Commission and the New

York Stock Exchange. Based on our records and information, in fiscal year 2013 our directors and executive officers met all applicable Securities and Exchange Commission reporting requirements.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six directors who are independent as required by and in compliance with the applicable listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The names of the Committee members as of the date of this proxy statement appear at the end of this report. The Committee operates under a written charter.

The primary function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies; for establishing internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations; and for assessing the effectiveness of the Company’s internal control over financial reporting.

Deloitte & Touche LLP, the Company’s independent registered public accounting firm (the “firm”), is responsible for planning and performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue reports expressing an opinion, based on its audit (i) as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) on the effectiveness of the Company’s internal control over financial reporting. The Committee is responsible for the appointment, compensation and oversight of the firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s 2013 Annual Report on Form 10-K with management and the firm, which included a discussion of the critical accounting policies and practices used by the Company. The Committee also discussed with the firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP has provided the Committee with the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the firm its independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K for the year ended September 30, 2013.

Audit Committee
John P. Stupp Jr., Chairperson
Arnold W. Donald
Edward L. Glotzbach
William E. Nasser
Brenda D. Newberry
Mary Ann Van Lokeren

The Laclede Group, Inc. • 2013 Notice of Annual Meeting  17

Fees of Independent Registered Public Accountant

The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2013 and 2012 and fees incurred for other services during those periods by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2013	2012
Audit fees	$1,163,000	$680,000
Audit related fees (1)	943,372	30,000
Tax fees (2)	27,200	26,800
All other fees (3)	2,200	2,200
Total	$2,135,772	$739,000

(1)	Audit related fees consisted of comfort letters, consents for registration statements, work paper reviews, Oracle training, acquisition due diligence, and other transaction audit activities.
(2)	Tax fees consisted primarily of assistance with tax planning, compliance and reporting.

(3)	All other fees consisted of an annual subscription for the accounting technical library.

Most of the increase in fees, including in particular the Audit related fees, is due to the significant acquisition in fiscal year 2013. The Audit Committee pre-approved all of the fees disclosed for fiscal years 2012 and 2013. The Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services is described earlier in this proxy statement.

Directors’ Compensation

The Compensation Committee periodically reviews director compensation relative to data provided by the Committee’s independent consultant, Frederic W. Cook & Co., Inc., of the Company’s comparator group and publicly traded companies based in St. Louis, Missouri. The basic retainers and fees payable in fiscal year 2013 as well as those recently approved for fiscal year 2014 are set forth below. No retainers or fees are paid to directors who are executives or employees of the Company and its subsidiaries.

Board and Committee Fees and Retainers

	2013	2014
Annual Board Retainer	$55,000	$55,000
Chairman of the Board Annual Retainer	25,000	40,000
Audit Committee Chair Annual Retainer	10,000	15,000
Compensation Committee Chair Annual Retainer	10,000	10,000
Corporate Governance Committee Chair Annual Retainer	6,000	10,000
Other Committee Chair Annual Retainer	6,000	6,000
Board Meeting Fee for Personal Attendance	2,000	2,000
Board Meeting Fee for Teleconference Attendance	1,000	1,000
Committee Meeting Fee for Personal Attendance	1,000	1,000
Committee Meeting Fee for Teleconference Attendance	500	500

18 2013 Notice of Annual Meeting • The Laclede Group, Inc.

The table below discloses the compensation paid or earned by all those who served as Company directors in fiscal year 2013. Not included in the table is the retirement plan for non-employee directors in which participation and benefits have been frozen since November 1, 2002. Under that plan, a non-employee director who had at least five years of service as a director as of November 1, 2002, qualified for an annual payment after retirement in an amount equal to the Board retainer at November 1, 2002 ($18,000) with such payments being made for the longer of 10 years or life. The only current directors eligible for benefits under the plan are Nasser and Van Lokeren.

	Fees Earned			Nonqualified Deferred
Name	or Paid in Cash	Stock Awards	(1)	Compensation Earnings	(2)	Total
Donald	$85,000	$75,848		$1,743		$162,591
Glotzbach	92,500	75,848		34,367		202,715
Leness	89,500	75,848		–		165,348
Maritz	75,000	75,848		21,096		171,944
Nasser	111,500	75,848		64,482		251,830
Newberry	87,500	75,848		2,446		165,794
Stupp Jr.	85,500	75,848		–		161,348
Van Lokeren	89,500	75,848		49,092		214,440

(1)	Amounts calculated are the grant date fair value of awards granted during the fiscal year using the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Compensation-Stock Compensation” (FASB ASC Topic 718), except that these amounts are exclusive of the estimate of forfeitures. See Stock-Based Compensation footnote, of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended September 30, 2013 for a discussion regarding the manner in which the fair value of these awards are calculated, including assumptions used.

The table below provides more details relative to the restricted stock awards made under the Restricted Stock Plans for Non-Employee Directors and the 2006 Equity Incentive Plan that have not yet vested:

	No. of Shares Awarded	Aggregate No. of Shares Awarded
Name	in Fiscal Year 2013	& Not Vested at 2013 Fiscal Year End
Donald	1,900	11,350
Glotzbach	1,900	5,275
Leness	1,900	–
Maritz	1,900	–
Nasser	1,900	–
Newberry	1,900	8,950
Stupp Jr.	1,900	10,550
Van Lokeren	1,900	–

The grants of 1,900 restricted shares under the 2006 Equity Incentive Plan had a six-month vesting requirement and vested on July 31, 2013.

(2)	Represents above-market earnings in fiscal year 2013 on deferrals of fees and retainers by participating directors in the Deferred Income Plans.

The Laclede Group, Inc. • 2013 Notice of Annual Meeting  19

Stock awards to directors were made under the Company’s Restricted Stock Plan for Non-Employee Directors, amended and approved by shareholders in January 2009, until February 1, 2012. Under these awards, participants receive cash dividends on the Company’s common stock and may vote the shares awarded even while the shares are restricted, but the restricted shares may not be sold, pledged or otherwise transferred, except in accordance with the terms of the Plan. Directors Leness, Maritz, Nasser and Van Lokeren are fully vested in their awards under the Plan and Glotzbach is half vested in his awards under the Plan. The table below shows the vesting schedule for the other directors.

Name	Half of Plan Shares Vest	All of Plan Shares Vest
Donald	–	Annual Meeting January 2015
Glotzbach	–	Annual Meeting January 2017
Newberry	On 65th birthday in 2018	Annual Meeting January 2019
Stupp Jr.	On 65th birthday in 2015	Annual Meeting January 2017

At the January 2012 annual meeting, shareholders approved amending The Laclede Group 2006 Equity Incentive Plan to allow directors to be eligible participants, and no further grants will be made under the Restricted Stock Plan for Non-Employee Directors.

20 2013 Notice of Annual Meeting • The Laclede Group, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

Fiscal Year 2013 – Executive Summary

On a non-GAAP basis, fiscal year 2013 net economic earnings (from continuing operations) were the highest in the Company’s history. See Fiscal Year 2013 Executive Compensation – Annual Incentive Plan later in this Compensation Discussion and Analysis for an explanation of net economic earnings. The Company’s operating results for fiscal year 2013 reflected an increase in year-over-year net economic earnings in the Company’s Gas Utility segment, partially offset by lower net economic earnings in its Gas Marketing segment. Net economic earnings for the Gas Utility segment, which includes the utility operations of Laclede Gas Company, improved by 17.8% to $8.6 million. The improvement is primarily due to increased sales margins reflecting colder weather in fiscal 2013, higher Infrastructure System Replacement Surcharge revenues, lower bad debt expense, and a decrease in employee benefit expenses. These factors were partially offset by higher depreciation and amortization expenses due to an increase in utility plant.

Net economic earnings for the Gas Marketing segment (Laclede Energy Resources, Inc.) decreased 27.6% to $3.4 million primarily due to reduced sales margins from low price volatility and basis differentials, and the expiration of a favorable natural gas supply contract.

The Compensation Committee (“Committee”) believes that the actions taken by the Company’s CEO and management team throughout fiscal year 2013 significantly impacted the Company’s results and positioned the Company for continued success.

The graph below evidences the Company’s commitment to the pay-for-performance philosophy by comparing the Company’s basic net economic earnings per share to the Annual Incentive Plan (“AIP”) amounts earned by the named executive officers (“NEOs”). The graph excludes Ms. Sitherwood in 2009-2011 and Mr. Lindsey in 2009-2012, since each of them was either not an employee or did not receive an AIP payment in those years. Basic net economic earnings per share is the key metric used to determine funding under our AIP in 2013. The earnings in the graph are based on operations at the time of performance.

The Laclede Group, Inc. • 2013 Notice of Annual Meeting  21

Basic Net Economic EPS Compared to NEOs Annual Incentive Award

The Company also emphasizes pay for performance by placing a majority of the executives’ target total direct compensation (TTDC) at risk through the annual and equity incentive plans. Total target direct compensation includes the base salary at fiscal year end, the 2013 target AIP opportunity, and the market value (target shares X grant date stock price) of the Equity Incentive Plan awards made during the fiscal year 2013. Further, the largest proportion of incentive pay, which is represented by the equity incentive award, focuses on long-term performance. The graph below shows the mix of fixed (base pay) and at-risk pay.

Fiscal 2013 TTDC Components

Moreover, the Committee regularly reviews the Company’s executive compensation program as compared to leading practices. As part of this review, effective October 31, 2013, the Company amended its policy regarding purchases and sales of securities so it generally prohibits executive officers and directors from pledging Company securities. Executive officers may seek exception to the prohibition for loans collateralized by Company securities (other than margin loans) by obtaining the prior approval of the independent Chair or Lead Director, as applicable, after

22 2013 Notice of Annual Meeting • The Laclede Group, Inc.

proving the financial capacity to repay the loan without resort to the pledged securities. Those with shares pledged at October 31, 2013 were grandfathered provided that no additional shares are pledged without completing the new process for exceptions.

The Company’s strong governance around executive compensation is also reflected by the following provisions/features:

  Executive incentive awards are generally capped at 150% of target, with the opportunity for 200% relative to the total shareholder return metric if the Company ranks at the top of its peers;

  A majority of long-term incentive compensation (shares and value) is performance-contingent;

  Nonvested equity awards are not accelerated after a change in control unless the executive is terminated or the award is not assumed or substituted by the successor company;
  The Company does not enter into employment agreements or provide excise tax gross-ups;

  Benefits under the 2011 Management Continuity Protection Plan are only triggered in the event of termination by the Company without cause or the participant’s termination of his or her employment with the Company for good reason within 24 months after a change in control;

  The supplemental pension plans are traditional plans that cover the compensation not included in the qualified pension plan due solely to tax limitations, and do not otherwise factor in additional compensation or additional years of service;

  Executives and directors have stock ownership guidelines and retention requirements; and

  Dividends are not paid on performance contingent awards prior to vesting.

Executive Compensation in Fiscal Year 2013

Compensation Overview & Philosophy

The Committee establishes the executive compensation philosophy and assists the Board in the development and oversight of all aspects of executive compensation.

Our pay-for-performance compensation philosophy promotes our corporate strategy and creates shareholder value, while remaining equitable for the Company, its executives and its shareholders. The Committee believes that its compensation practices reflect a responsible pay-for-performance culture. The Committee seeks to deliver a total compensation package that balances short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for its shareholders over the long-term.

The Committee also promotes a competitive compensation program, so as to attract, motivate and retain key executives. Each year it reviews the Company’s compensation for its executive officers to evaluate the total compensation as relative to the Company’s peers. The Company’s compensation philosophy is to target total compensation in the median range of its peer comparator data, with actual pay dependent on Company and individual performance and experience.

The Committee also considered the results of the advisory “say-on-pay” proposal in January 2011 when making compensation decisions. A vast majority (91%) of the shares voted approved the compensation program described in the Company’s 2010 proxy statement. The Committee reviews executive compensation and considers if any changes are appropriate. The considered judgment of the Committee, which included taking into account the support from the shareholder vote, was that no significant changes were warranted.

The Laclede Group, Inc. • 2013 Notice of Annual Meeting  23

Roles in Executive Compensation

The Compensation Committee implements and administers the Company’s compensation philosophy and has engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent consultant. Cook provides only executive compensation consulting services to the Committee and its work has not raised any conflict of interest. While the Compensation Committee receives advice on executive compensation from Cook, the Committee and the Board retain all decision-making authority to ensure that the decisions reflect the Company’s philosophy.

The table below outlines the roles and responsibilities of the various parties in determining and deciding executive compensation.

Party	Roles and Responsibilities
Compensation Committee
  Reviews and approves a compensation philosophy/policy with respect to executive officer compensation
  Reviews and approves on an annual basis the evaluation process and compensation structure for the Company’s officers
  Reviews and recommends to the Board on an annual basis the corporate goals and objectives for the CEO’s performance and assists the Board in evaluating the CEO’s performance in light of those goals and objectives and then sets the CEO’s current compensation, including salary, as well as short-term and long-term compensation, including incentive and equity compensation
  Reviews and approves on an annual basis the corporate goals and objectives for the executive officers’ performance and evaluates the performance of the Company’s executive officers and approves the annual compensation, including salary as well as short-term and long-term compensation, including equity and incentive compensation, for such executive officers
  Administers and makes recommendations to the Board regarding incentive compensation plans and equity-based plans
  Reviews management’s compensation risk assessment of the Company’s compensation policies and practices
  Oversees the development of executive succession plans and assists the Board in developing and evaluating potential candidates for executive positions

Cook (independent consultant)
  Advises the Committee on performance metrics and linkage between pay and performance
  Keeps the Committee informed of current industry and market trends
  Makes recommendations to the Committee on companies to consider as a comparator group
  Presents findings relative to the competitiveness of the Company’s executive compensation
  Assists in the analysis of the results of the compensation risk assessment

Independent Members of Board	Approve compensation of the CEO
CEO
  Evaluates the performance of all Company executive officers
  Recommends base salary adjustments for those officers
  Recommends promotions, as appropriate
  Recommends awards under the Annual Incentive Plan based on each executive officer’s performance
  Recommends equity grants under the Equity Incentive Plan to those officers, based on each officer’s performance and role in executing the corporate strategy to build long-term shareholder value

Other Members of Management
  Human Resources – provides analyses, compensation data and information to the Compensation Committee and Cook to facilitate the Compensation Committee’s review of compensation
  CFO – provides reports on financial performance relative to the metrics included in the incentive programs as well as the financial impact of compensation decisions
  Internal Audit – provides the results of its review of the executive officers’ expenses as well as its audit of performance relative to the metrics

24 2013 Notice of Annual Meeting • The Laclede Group, Inc.

Our Named Executive Officers

The Company’s named executive officers for fiscal year 2013 consisted of the following individuals:

Suzanne Sitherwood	Chief Executive Officer and President
Mark D. Waltermire	Executive Vice President, Chief Financial Officer (retired October 1, 2013)
Steven L. Lindsey	Executive Vice President, Chief Operating Officer of Distribution Operations
Mark C. Darrell	Senior Vice President, General Counsel and Chief Compliance Officer
Michael R. Spotanski	Senior Vice President, Chief Integration and Innovation Officer

Comparator Group

Each year the Committee evaluates a number of factors when determining executive compensation levels to help ensure that pay opportunities being delivered to our executive officers are competitive with labor markets in which the Company competes for talent, including market data from surveys and other publicly available sources. While the Committee reviews the data to see how the Company’s executive compensation levels compare to the median range of the Company’s comparator group, decisions are not guided solely by such data as the Committee’s focus is to make compensation decisions uniquely appropriate for the Company and the individual executive officer. If any meaningful deviations from the market data are identified, the Committee reviews further to ensure that there is a rationale to support its decisions or considers appropriate steps to address such deviations.

To assist the Committee in its annual market review of executive officer compensation, the Consultant prepares an analysis of the market competitiveness of compensation for each executive officer. The Consultant’s analysis includes a combination of survey and peer company pay information to establish competitive market rates for base salary and annual and long-term incentives for the executive officer positions to ensure our competitive market data is as robust, reliable and objective as possible on an ongoing basis. In making compensation decisions, the Committee uses:

  Peer company data, which provides information regarding the pay levels and programs at the companies competing in our industry, with whom we compete for executive talent;
  American Gas Association (“AGA”) annual compensation survey, which provides an additional broader source of reliable and consistent industry-specific data; and

  Third-party survey data from multiple databases, including an energy/utility industry database, which provides an additional market reference for consideration.

Of the sources listed above, the Committee places more emphasis on our direct comparator group and broader energy industry sources.

The AGA compensation survey and other data sources are proprietary third-party surveys, and the specific identity of respondents for any given position is not provided to the Company. Because of the large variance in size among participating companies within the third-party surveys, the Consultant conducts analyses, including regression, to adjust the compensation data for differences in revenue size. These adjustments are necessary to allow for appropriate size comparisons between our Company and the participating companies in the third-party surveys. The adjusted data was used as the basis for comparison between us and the companies participating in the third-party surveys.

For each executive, the Committee considers a target total compensation to see if there is sufficient compensation to retain and motivate the executive. If adjustments are needed to create greater alignment with the Company’s compensation philosophy stated earlier in this CD&A, or to reflect unique circumstances at the Company, the Committee evaluates each

The Laclede Group, Inc. • 2013 Notice of Annual Meeting  25

component of total target direct compensation (base salary, short-term incentive and long-term incentive targets) to determine where such adjustments may be required. In addition, the Committee considers other subjective factors in its compensation decisions, such as individual performance, experience, future potential and expertise.

During fiscal year 2013, Cook recommended changes to the peer group due to acquisitions as well as to better align the peers with the Company. The table below shows our peers at the beginning of fiscal year 2013 and the ones approved effective beginning of fiscal year 2014.

October 1, 2012	October 1, 2013
AGL Resources, Inc.	AGL Resources, Inc.
Atmos Energy Corporation	Atmos Energy Corporation
New Jersey Resources Corporation	New Jersey Resources Corporation
Northwest Natural Gas Company	Northwest Natural Gas Company
Piedmont Natural Gas Company	Piedmont Natural Gas Company
South Jersey Industries, Inc.	South Jersey Industries, Inc.
Southwest Gas Corporation	Southwest Gas Corporation
UGI Corp	Removed
WGL Holdings, Inc	WGL Holdings, Inc
Avista Corp. (new)
Black Hills Corp (new)
Chesapeake Utilities (new)
Vectren Corp (new)

26 2013 Notice of Annual Meeting • The Laclede Group, Inc.

Components of Executive Compensation
The table below provides the components and purposes of the Company’s executive compensation.
Base Salary
  Fixed portion of annual compensation
  Designed to attract and retain key executive talent and to reward leadership effectiveness
  Based on factors deemed relevant by the Company including:
  job responsibilities and performance in his or her position level of experience and expertise in a given area
  role in developing and executing corporate strategy
  current leadership and future potential
  comparison of salaries for similarly situated positions

Annual Incentive Compensation
  Designed to motivate and reward short-term, annual results tied to corporate, business unit and individual performance objectives
  Target amounts are a percentage of base salary
  Corporate earnings metric at threshold level of performance or higher is required for any payout
  Vary weightings of corporate, business unit and individual performance metrics, depending on the individual’s role and position within the Company
  Actual payouts of awards may range between 0%-150% of target for our executive officers, based on actual results against metrics

Long-Term Incentive Awards
  Restricted stock awards with three-year vesting period encourage retention and further tie executive compensation to stock appreciation for the vesting period
  Restricted stock units that vest based on performance over a three-year period relative to various corporate metrics, including TSR performance relative to the peer group, corporate earnings and strategic growth

Employee Health, Welfare and Retirement Plans
  Executives participate in the same plans as other eligible employees
  Supplemental retirement plan provides non-qualified retirement benefits to highly compensated employees who are adversely affected by limits imposed on total benefits under the retirement plan. The retirement plans are described in more detail later in this proxy

Severance and Other Termination Benefits
  Management continuity program and other plans provide payments in the event of termination, resignation or retirement after a change in control
  Provide security to executives so that they may focus on their work for the Company and its shareholders during a transaction or potential transaction

After considering the aspects of each of the components, reviewing the market and peer data and other analyses from Cook, and considering the role, experience and expertise of each executive officer, the Committee determines the appropriate balance among the components of executive compensation in the total compensation package. Generally, it determines whether to make certain market adjustments to base salaries, sets target opportunities under the Annual Incentive Plan, that, when combined produce total target direct compensation that is consistent with the stated compensation philosophy. The Compensation Committee does not solely rely on the use of formulaic targeted allocations between cash and equity-based compensation or annual and long-term incentive compensation. Instead, the Committee evaluates a number of relevant and important factors that allow the Company to recruit, retain and motivate the executive talent.

The Laclede Group, Inc. •2013 Notice of Annual Meeting 27

Fiscal Year 2013 Executive Compensation

Base Salary
In November 2012, the Committee approved merit increases in the salaries for the named executive officers, except for Mr. Lindsey, who first joined the Company in October 2012, ranging from 2.00% to 4.50% effective December 2012.

Annual Incentive Plan
At the beginning of each fiscal year, the Board reviews and sets key performance indicators for the Annual Incentive Plan (AIP) based on the corporate business and strategic plan for the upcoming year. In fiscal year 2013, awards for executives were based on the performance of the Company and the business unit, if any, for which the executive performs services as well as the executive’s individual performance.

Individual objectives for each named executive officer are set at the beginning of the fiscal year and relate to each executive’s functional area of responsibility and are aligned with the corporate strategy.

The following table sets forth the target percentage of base salary and weightings of the various metrics for the named executive officers:

	Target % of
	Base Salary	Corporate	Business Unit	Individual
Suzanne Sitherwood	75%	85%	-%	15%
Mark D. Waltermire	60	75	-	25
Steven L. Lindsey	60	40	35	25
Mark C. Darrell	50	75	-	25
Michael R. Spotanski	50	40	-	60

The corporate metric is basic net economic earnings per share for fiscal year 2013. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax costs related to acquisition, divestiture and restructuring activities, if any, when evaluating ongoing performance.

Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. When calculating net economic earnings per share, management excludes from the weighted average number of shares the impact of the May 2013 equity issuance, completed in advance of the Missouri Gas Energy acquisition. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures. More information regarding net economic earnings can be found in our annual report on Form 10-K in the Earnings Section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations. The table below shows the level of performance for the corporate metric.

					Resulting
					Corporate Metric
	Threshold	Target	High	Actual	Payout
Corporate Metric	Performance	Performance	Performance	Performance	Percentage
Net Economic
Earnings	$2.70	$2.90	$3.25	$2.88	95%

28 2013 Notice of Annual Meeting • The Laclede Group, Inc.

The business unit metric relates to the portion of the business over which an executive has the most control and influence. Mr. Lindsey, as President of Laclede Gas Company, was assigned the Laclede Gas business unit metric of operating income. Business unit operating income for annual incentive purposes removes the impacts related to acquisition, divestiture and restructuring activities.

					Resulting
					Business Unit
Business	Threshold	Target	High	Actual	Metric Payout
Unit Metric	Performance	Performance	Performance	Performance	Percentage
Utility
Operating
Income	$93.0 Million	$99.0 Million	$109 Million	$99.1 Million	100.5%

Individual performance measures are generally subjective and relate to the manner in which the executive accomplishes his or her work during the year. This allows for assessment of the executive’s leadership role in furthering the values and culture of the Company as well as its long-term success.

Performance status is reviewed periodically during the year and the Committee reviews the final evaluation shortly after the end of the fiscal year but awaits the audit results before approving the final payouts. Some discretionary adjustments may be applied where appropriate, and there are instances where objectives may be modified during the year, when warranted.

After evaluating the performance of the Company and the named executive officers in fiscal year 2013, the Board approved annual incentive awards. The awards for the named executive officers reflected that the fiscal year was a transformative one for the Company and their leadership in the Company’s implementation of its growth strategy with the successful acquisition of Missouri Gas Energy effective September 1, 2013, the terms obtained for the permanent financing of the acquisition, the completion of several regulatory proceedings, and the timely execution of the final phases of the Company’s three-year implementation of its Enterprise Resource Planning (ERP) systems. Ms. Sitherwood’s award reflected her leadership and focus on the Company’s growth strategy and economic development, as well as her vision, including all employees developing a better understanding of their role in the Company’s success. Mr. Waltermire’s award reflected his leadership in the successful financing of the acquisition, the establishment of appropriate lines of credit for working capital purposes, the development of the investor relations function as well as his leadership of the Executive Steering Committee for the ERP systems implementation. Mr. Lindsey’s award reflected his leadership in reorganizing the operations area of the Utility to better align it with the shared services structure and to promote efficiency, as well as his leadership in the Utility’s rate case proceeding. Mr. Darrell’s award reflected his role in providing support for the legal documentation and regulatory approvals required for the acquisition. Mr. Spotanski’s award reflected his leadership in the strategy and planning for the integration of Missouri Gas Energy upon its acquisition as well as the development of a strategy for the launch of the Spire compressed natural gas fueling stations.

The Laclede Group, Inc. •2013 Notice of Annual Meeting 29

As a result of the performance on the various metrics, the named executives earned the following amounts under the AIP.

				Total Annual	Total Annual
				Incentive Plan	Incentive Plan
				Payout	Payout as % of
	Corporate	Business Unit	Individual	($)	Target
Suzanne Sitherwood	$348,234	$-	$90,000	$438,234	102%
Mark D. Waltermire	146,590	-	51,435	198,025	96
Steven L. Lindsey	68,400	63,315	45,000	176,715	98
Mark C. Darrell	105,486	-	55,519	161,004	109
Michael R. Spotanski	53,732	-	106,050	159,782	113

Equity Incentive Plan Awards
Generally, the Committee approves equity grants with approximately 75% of the value of long-term incentives being awarded as performance contingent restricted awards (“PCRAs”) and approximately 25% of the value being awarded in time-based restricted shares. As noted in the discussion of the Annual Incentive Plan, fiscal year 2013 was a transformative year for the Company. In recognition of all the accomplishments during the year, the Committee approved special equity grants. These grants have a grant date of December 2, 2013 and a one-year vesting period with values of $150,000 for Ms. Sitherwood, $25,000 for Mr. Lindsey, $50,000 for Mr. Darrell, and $25,000 for Mr. Spotanski.

Fiscal Year 2013 Grants for the Period
10/1/12 – 9/30/15
On December 1, 2012, the Committee granted time-based restricted shares and PCRAs (“2013 PCRAs”) to 19 officers, including all of the named executive officers. Both the time-based restricted shares and the PCRAs are included in the Grants of Plan-Based Awards table in this proxy statement. The time-based restricted shares fully vest on the third anniversary of the grant date if the recipient continues employment with the Company through that date.

The PCRAs consist of restricted stock units that become eligible to vest after the performance period is complete and the Company’s average earnings per share over the performance period exceeds the annualized declared dividend per share ($1.70 for these fiscal year 2013 grants) for the common stock as of the award date (“Dividend Related Earnings”). If there are no Dividend Related Earnings, the units and related dividend equivalents shall be forfeited. If the Company meets the Dividend Related Earnings metric, the actual number of units that vest may be reduced by the Committee based on other factors.

The other factors that the Committee plans to evaluate for the 2013 PCRAs are cumulative basic net economic earnings per share growth over fiscal years 2013-2015, a growth investment metric and a relative total shareholder return metric, with these metrics weighted at 50%, 25% and 25%, respectively. Performance under the cumulative average earnings per share growth metric is measured by calculating the three-year average. In the first year of the performance period, net economic earnings per share were $2.88. Earnings per share for fiscal years 2014 and 2015 will be added to the 2013 earnings per share amounts for calculating the three-year average earnings per share to determine if performance at any level has been achieved. The growth investment metric is determined by measuring the level of organic earnings and/or investments or acquisitions made in new businesses during the three-year performance period. The acquisition of Missouri Gas Energy in fiscal year 2013 has put performance at the high performance level for these PCRAs.

These metrics include threshold, target and high performance levels that will be evaluated. The threshold level is 50% of the target level and high performance level is 150% of the target level, except for the total shareholder return metric, on which the executives may earn 200% for that part

30 2013 Notice of Annual Meeting • The Laclede Group, Inc.

of the grant if the Company is at the top of its peer group. Dividend equivalents on PCRAs will accrue throughout the performance period and will only be paid to the participants in proportion to the number of shares actually earned at vesting. No interest is paid on the accrued dividends.

The performance targets are considered to be confidential and competitive information, particularly to the extent the performance targets relate to projected Company financial data and strategy, neither of which the Company publicly discloses. The Committee believes that targeted levels of performance for the equity incentive plan grants are challenging and will not be achieved all of the time. The Committee also believes, at the time the performance goals were set, that high performance is set at levels that would require exceptional performance that is very difficult to achieve. Fiscal years 2009-2011, 2010-2012, and 2011-2013 are the only periods with relatively comparable equity incentive plan metrics to the fiscal years 2013-2015 performance objectives. The 2009-2011 grants vested at 87% of the target number of shares for each officer, the 2010-2012 grants vested at 72% of the target number of shares and the 2011-2013 vested at 123% of the target number of shares.

With regard to the Compensation Committee’s certification of performance, the Committee, which is comprised solely of independent directors, reviews and discusses the calculations of the metrics to verify compliance with the terms of the award agreement, determines the level of performance achieved and the number of shares earned. The Committee then approves a resolution that reflects the Committee’s determinations. The PCRAs will vest upon the Committee’s certification as to performance.

Prior Grants that Vested in Fiscal Year 2013
In November 2010, the Committee granted time-based restricted shares and PCRAs to 15 current officers, including all named executive officers, except for Ms. Sitherwood and Mr. Lindsey who were not employed with the Company at that time. The time-based restricted shares vested on December 2, 2013.

The PCRAs were granted for the performance period of fiscal years 2011-2013. The vesting of those awards was contingent upon the attainment of adjusted GAAP earnings per share growth and business portfolio development over the three-year performance period. The awards also included a modifier through which the Committee may reduce the award by up to 25% if relative total shareholder return was below the median of the comparator group. Total shareholder return (“TSR”) for the Company and comparator group was calculated as follows:

Total Share Value at the end of the Performance Period	MINUS	Average Share Price Immediately Prior to the Grant
Average Share Price Immediately Prior to the Grant

Total Share Value at the end of the Performance Period is calculated as the average share price for the last quarter of the performance period (7/1/13-9/30/13) plus the value of reinvested dividends. Average Share Price Immediately Prior to the Grant is calculated using the average share price for the last quarter immediately prior to the grant (7/1/10-9/30/10).

The Laclede Group, Inc. •2013 Notice of Annual Meeting 31

In reviewing the Company’s performance over the period and in accordance with the terms of the Equity Incentive Plan, the Committee determined the Company’s performance level at the end of the period by averaging the earnings per share at the time of performance for fiscal years 2011, 2012 and 2013, all on a GAAP basis adjusted in 2013. The metrics and actual performance for these PCRAs were as follows:

		Threshold	Target	High	Actual
	Weighting	Performance	Performance	Performance	Performance
Three Year Average EPS	80%	$2.50	$2.75	$3.00	$2.83
Portfolio Development	20%	Investment of $50	Investment of	Investment of	Above Target
		million or annual	$100 million or	$150 million or
		earnings added of	annual earnings	annual earnings
		$.10/share	added of	added of
			$.20/share	$.30/share

The Company’s total shareholder return was above the median (5th out of 12). Therefore, the Committee did not apply the discretionary modifier to reduce each award by 25%. On November 20, 2013, the Committee certified these performance outcomes, resulting in a total of 18,420 PCRA shares vesting (representing 123% of target) for the named executive officers. A total of 20,500 time-based restricted shares also vested for the named executive officers over the last year. The table below shows the number of PCRAs and time-based shares that vested for each named executive officer.

	PCRAs	Time-Based
Sitherwood	–	–
Waltermire	6,140	1,500
Lindsey	–	–
Darrell	6,140	1,500
Spotanski	6,140	1,500

When Ms. Sitherwood joined the Company in 2011, she was awarded 7,000 time-based restricted stock units that vest in installments over three years and 10,000 performance contingent restricted stock units under the Equity Incentive Plan. The second tranche (2,310 units) of the time-based restricted stock units vested on September 3, 2013. The performance based awards would vest 100% after two years if the Company’s average stock price increased over 15%. Ms. Sitherwood became vested in all of the performance-based units on September 1, 2013 as the average stock price increased from $39.90 (the average price between 9/1/2011-11/30/2011) to $45.52 (average price between 4/1/2013-6/1/2013), which represents a 15.8% increase.

When Mr. Lindsey joined the Company on October 1, 2012, he was awarded 3,899 time-based restricted stock units and 5,847 performance-contingent restricted stock units. The time-based restricted stock units vest over three years (50%/25%/25%). The first tranche vested on October 1, 2013. The performance contingent restricted stock units will vest on December 1, 2014 based on performance during the 2012-2014 performance period.

Post-Termination Compensation

The Company believes it is important to provide officers the payment of benefits in the event of a termination, resignation or retirement after a change in control, particularly since it does not enter into employment agreements. As a result, various Company plans include provisions relative to vesting or payments in the event of a termination after a change in control. More details on these various provisions are discussed later in the Potential Payments Upon Termination or Change in Control section.

The Company’s Management Continuity Protection Plan provides for lump sum severance payments if an officer’s employment is terminated for any reason (other than death, disability or for actions involving moral turpitude) within a certain period

32 2013 Notice of Annual Meeting • The Laclede Group, Inc.

following a change in control. As noted in the executive summary, the Company adopted a new plan for those first becoming officers on and after January 1, 2011. These changes include a provision that the Company must terminate the executive’s employment other than for cause, or the executive must terminate employment for good reason, following a change in control in order to trigger the benefit. Furthermore, the coverage period was reduced to 24 months after a change in control for all new participants. For more discussion of the details of these plan provisions, see the discussion in Potential Payments Upon Termination or Change in Control below.

Ms. Sitherwood and Mr. Lindsey are the only named executive officers who are not currently covered by the Management Continuity Protection Plan. The Company and Ms. Sitherwood entered into a severance benefit agreement as of September 1, 2011, which expires September 1, 2014 and addresses benefits payable with or without a change in control upon her termination without cause or upon her resignation for good reason, each such case referred to as a “qualifying termination.” Effective September 1, 2014, she will be eligible to participate in the Management Continuity Protection Plan. The Company and Mr. Lindsey entered into a severance benefit agreement as of October 1, 2012, which expires October 1, 2015 and addresses benefits payable with or without a change in control upon his termination without cause or upon his resignation for good reason. Effective October 1, 2015, he will be eligible to participate in the Management Continuity Protection Plan. For more discussion on the details of the provisions in this agreement, see the Potential Payments Upon Termination and Change in Control section later in this proxy.

The Company provides a life insurance benefit for the named executive officers in an amount equal to: (i) double their base salary up to a maximum benefit of $500,000 while they are employed by the Company and prior to age 65, (ii) 65% of double their base salary while they are employed on and after age 65 but before age 70, (iii) one times their base salary after retirement but before age 70, and (iv) ½ times their base salary after age 70. The costs for this coverage are included in the All Other Compensation column of the Summary Compensation Table.

Deferred Income Plans
Since 1986, the Company has offered its directors, officers and certain key employees the opportunity to defer income under deferred income plans. More details on the plan are provided in the Nonqualified Deferred Compensation section later in this proxy statement.

Other Company Provided Benefits

The Company believes retirement, health and welfare benefits serve an important role in the total compensation and benefits package offered to employees to assist in attracting and retaining key talent. The Company, through its subsidiary, Laclede Gas Company, provides both Company-paid and voluntary health and welfare programs. The programs are reviewed periodically pursuant to the Company’s intent to be competitive within the industry in terms of total compensation.

Retirement Plans
The Company offers its employees defined contribution 401(k) plans that provide Company matches for all employees, including the named executive officers. All of the named executive officers participated in the Laclede Gas Company Salary Deferral Savings Plan in 2013.

Laclede Gas Company also provides a qualified defined benefit retirement plan for its employees. Benefit payments under this plan are based upon a participant’s “average final compensation” and years of service. Effective January 1, 2009, the Company froze the years of service component of the formula and introduced a new qualified defined benefit retirement formula derived from cash balance pay credits based on a participant’s age. Laclede Gas Company also provides nonqualified supplemental retirement plan benefits. More details relative to these plans are included in the Pension Benefits and Nonqualified Deferred Compensation sections later in this proxy statement.

The Laclede Group, Inc. •2013 Notice of Annual Meeting 33

Perquisites
As a matter of business philosophy, the Company provides limited perquisites or personal benefits to executive officers (including the CEO). These limited perquisites included spousal travel to industry associations that encourage spousal attendance, club memberships that are used primarily for business purposes, and Company-paid annual physical exams. When an executive must relocate, perquisites may also include the payment of relocation expenses as well as the associated tax obligations.

Tax Implications of the Committee’s Compensation Decisions

The Committee considers Section 162(m) of the Internal Revenue Code in the design of incentive plans to preserve the corporate tax deductibility of compensation. In some circumstances, however, the Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Annually, the Committee reviews all compensation programs and payments, including the tax impact on the Company.

Accounting Information

The Company accounts for equity incentive grants under FASB ASC Topic 718. The fair value of restricted stock awards is estimated using the closing price of the Company’s common stock on the grant date or, for those with the total shareholder return modifier, as valued by a Monte Carlo simulation model that assesses probabilities of various outcomes of market

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board (and the Board has approved) that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

conditions. Each year an independent third party runs the Monte Carlo simulation, which is subject to the audit procedures of the Company’s independent registered public accounting firm. During fiscal year 2013, the Company did not make any modifications to equity grants that resulted in a re-measurement of expense under the accounting rules.

Compensation Committee
Edward L. Glotzbach, Chairman
Anthony V. Leness
Brenda D. Newberry
John P. Stupp Jr.

34 2013 Notice of Annual Meeting • The Laclede Group, Inc.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table that follows presents information about compensation for the Company’s named executive officers for the last fiscal year. Mr. Lindsey joined the Company on October 1, 2012, the first day of fiscal year 2013.

Salary – Salary includes amounts earned in the most recent fiscal year. In fiscal year 2013, the Board considered adjustments to salaries of officers at its November meeting after the appointment of officers. The amounts in this column also include any amounts of salary that the named executive officer may have deferred under the Laclede Gas Company Salary Deferral Savings Plan and deferred income plans. Salary deferred under the Deferred Income Plans also appears in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation table later in this proxy statement.

Bonus – The amounts in this column represent sign-on or discretionary bonuses. Amounts under the Company’s Annual Incentive Plan are reported in the Non-Equity Incentive Plan Compensation column.

Stock Awards – The amounts in this column represent the aggregate grant date fair value calculated using the provisions of FASB ASC Topic 718 exclusive of the estimate of forfeitures. For those shares subject to performance based conditions, the value reflects the probable outcome as of the grant date.

Non-Equity Incentive Plan Compensation – This column includes incentive payments earned by the named executive officers under the Annual Incentive Plan. Further details relative to the Plan are in the Compensation Discussion and Analysis.

Change in Pension Value and Nonqualified Deferred Compensation Earnings – This column includes the aggregate change in the actuarial present value of the named officers’ accumulated benefit under the Employees’ Retirement Plan of Laclede Gas Company and the Supplemental Retirement Plans, as well as the above market or preferential earnings in fiscal year 2013 on deferrals in the Deferred Income Plans.

The Laclede Group, Inc. •2013 Notice of Annual Meeting 35

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock		Plan	Compensation		All Other
Name	Year	Salary	Bonus	Awards	(1)	Compensation	Earnings	(2)	Compensation	(3)	Total
Sitherwood	2013	$573,366	$–	$1,003,631		$438,234	$95,380		$14,857		$2,125,468
President &	2012	550,000	–	645,668		486,750	128,317		70,150		1,880,885
CEO	2011	45,833	234,375	553,328		–	35		12,736		846,307
Waltermire	2013	$343,188	$–	$336,469		$198,025	$1,445,373		$70,496		$2,393,551
Executive Vice	2012	315,967	100,000	254,250		137,100	434,385		34,329		1,276,031
President,	2011	266,000	–	216,008		141,000	243,045		24,318		890,371
Chief Financial
Officer
Lindsey	2013	$301,154	$110,000	$889,536		$176,715	$49,289		$201,742		$1,728,436
Executive Vice	2012	–	–	–		–	–		–		–
President,	2011	–	–	–		–	–		–		–
Chief Operating
Officer of
Distribution
Operations
Darrell	2013	$295,916	$–	$336,469		$161,004	$109,220		$32,018		$934,627
Senior Vice	2012	275,167	–	254,250		125,300	112,872		36,304		803,893
President,	2011	262,933	–	216,008		122,000	61,474		26,875		689,290
General
Counsel and
Chief
Compliance
Officer
Spotanski	2013	$282,822	$–	$336,469		$159,782	$297,467		$31,379		$1,107,919
Senior Vice	2012	262,100	100,000	254,250		130,000	471,104		35,038		1,252,492
President,	2011	246,167	–	216,008		130,000	235,685		21,838		849,698
Chief
Integration
and Innovation
Officer

(1)	See the Stock-Based Compensation footnote of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal years ended September 30, 2011, 2012 and 2013 for discussions regarding the manner in which the fair value of these awards are calculated, including assumptions used. The maximum amount for the stock awards for the named executive officers are as follows:

	2013	2012	2011
Sitherwood	$1,003,631	$842,295	$553,328
Waltermire	336,469	333,690	284,714
Lindsey	1,017,821	–	–
Darrell	336,469	333,690	284,714
Spotanski	336,469	333,690	284,714

The amounts for stock awards are presented excluding any actual or estimated forfeitures.

36 2013 Notice of Annual Meeting • The Laclede Group, Inc.

(2)	The amounts shown below in the Above-Market Interest column are also included in the amounts in the Aggregate Earnings in Last FY column of the Nonqualified Deferred Compensation table for the deferred income plans.

	Increase in Pension Value	Above-Market Interest	Total
Sitherwood	$90,190	$5,190	$95,380
Waltermire	1,442,726	2,647	1,445,373
Lindsey	49,160	129	49,289
Darrell	105,959	3,261	109,220
Spotanski	290,127	7,340	297,467

Mr. Waltermire retired at the close of business on September 30, 2013. The amounts payable to him upon his retirement are disclosed in the Pension Benefits table.

(3)	The table below provides details on the amounts included in this column:

	401(k) Match	Perquisites	Dividend Equivalents	Other	Total
Sitherwood	$13,477	$1,380	$-	$-	$14,857
Waltermire	11,199	3,225	17,496	38,576	70,496
Lindsey	11,308	190,434	-	-	201,742
Darrell	11,892	2,630	17,496	-	32,018
Spotanski	11,966	1,917	17,496	-	31,379

Perquisites include personal use of sports boxes, life insurance premiums, physical exams and spousal travel. For Mr. Lindsey, the amount includes $14,124 in reimbursement for medical premiums, $87,874 in relocation costs, and $86,384 in gross-ups for taxes on those relocation and medical premium costs. Values for perquisites are based on aggregate incremental costs to the Company and its subsidiaries.

The dividend equivalents relate to performance contingent restricted stock that vested in FY 2013.

Other includes $38,576 accrued and pay in lieu of vacation for Mr. Waltermire.

Grants of Plan-Based Awards

The plans under which grants in the table below were made are generally described in the Compensation Discussion and Analysis in the Annual Incentive Plan and Equity Incentive Plan sections. Under the Annual Incentive Plan, potential targets for awards are typically approved in November with the determinations of earned award amounts made in the following November based upon individual and corporate performance in the most recently completed fiscal year. Equity awards are generally considered for award in November each year, with the grant date being the first business day of December. Under the Equity Incentive Plan, performance awards, stock appreciation rights, stock options, restricted stock grants and restricted stock units may be awarded.

The Laclede Group, Inc. •2013 Notice of Annual Meeting 37

			Estimated Possible Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)
									All Other
	Grant	Action					(In Shares)		Stock		Grant Date
Name	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	(3)	Fair Value	(4)
Sitherwood	11/27/12	11/27/12	$287,500	$431,250	$575,000
	12/03/12	11/27/12				7,313	14,625	23,765	4,875		$1,003,631
Waltermire	11/27/12	11/27/12	102,870	205,740	308,610
	12/03/12	11/27/12				2,500	5,000	8,125	1,500		336,469
Lindsey	11/27/12	11/27/12	90,000	180,000	270,000
	10/01/12	08/30/12				2,924	5,847	8,770	3,899		374,865
	12/03/12	11/27/12				3,750	7,500	12,187	2,500		514,671
Darrell	11/27/12	11/27/12	74,025	148,050	222,075
	12/03/12	11/27/12				2,500	5,000	8,125	1,500		336,469
Spotanski	11/27/12	11/27/12	70,700	141,400	282,800
	12/03/12	11/27/12				2,500	5,000	8,125	1,500		336,469

(1)	These columns show the range of payouts for performance in fiscal year 2013. The amounts paid in fiscal year 2014 but earned based upon performance in fiscal year 2013 are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are based on the metrics described in the Compensation Discussion and Analysis.

(2)	These columns show the range of payouts for the performance-contingent restricted awards granted in fiscal year 2013.

(3)	This column shows the number of shares of time-vested restricted stock granted in fiscal year 2013 as to which the restrictions will lapse on December 1, 2015.

(4)	This column provides the grant date fair value using the provisions of FASB ASC Topic 718, exclusive of the estimate of forfeitures. For those shares in the Estimated Future Payouts Under Equity Incentive Plan Awards columns, the value reflects the probable outcome on the grant date and is the same as the amount included for such shares in the Stock Awards column for 2013 in the Summary Compensation Table.

In December 2012, awards were made to Ms. Sitherwood and Messrs. Waltermire, Lindsey, Darrell and Spotanski. These awards included performance-contingent restricted stock units that vest upon the attainment of multi-year performance objectives. Under the terms of the awards, these units may vest if certain corporate performance metrics for the 2013-2015 fiscal year performance period are met or exceeded. The performance criteria for the units granted in fiscal year 2013 are the cumulative three-year average net economic earnings per share growth over fiscal years 2013-2015, a business portfolio development metric, and a relative total shareholder return metric that are weighted at 50%, 25% and 25%, respectively. If the performance contingency is not satisfied for the fiscal years 2013-2015 performance period, the awards will be forfeited. At the conclusion of the performance period, payouts can range from 0% to 150% of target, except for the total shareholder return metric, on which the executives may earn 200% for that part of the grant if the Company is at the top of its peer group. After vesting, executives are expected to retain 90% of vested shares until their stock ownership requirements are met. In the event of a change in control, vesting may accelerate at the target level on a pro rata basis if the awards have not already been forfeited and the successor does not assume the award or provide a comparable award, provided that the assumed or replacement award must provide that the vesting will be accelerated if the participant is terminated without cause within 24 months of the change in control. If a participant leaves the Company due to death, disability or retirement, the participant’s award may vest on a pro rata basis if the performance metrics are met. Dividend equivalents on performance-contingent restricted grants are accrued throughout the performance period and paid to the participant in proportion to the amount of shares actually earned at vesting. No interest is paid on the accrued dividends. More details on these awards are included in the Compensation Discussion and Analysis.

38 2013 Notice of Annual Meeting • The Laclede Group, Inc.

In addition to the performance-contingent grants, Ms. Sitherwood and Messrs. Waltermire, Lindsey, Darrell and Spotanski were also awarded time-based restricted stock on December 1, 2012. The restrictions will lapse as to these shares on December 1, 2015. If the executive is terminated without cause within two years after a change in control, the executive will become vested in the restricted shares at that time. If the executive leaves the Company’s employment prior to the vesting date due to mandatory retirement, the executive will vest pro-rata in the restricted shares on the mandatory retirement date.

On October 1, 2012, Mr. Lindsey was awarded 3,899 time-based restricted stock units and 5,847 performance-contingent restricted stock units. The time-based restricted stock units vest in installments over three years. The performance-contingent restricted stock units will vest on December 1, 2014 based on performance during the 2012-2014 fiscal year performance period.

More details on these awards are included in the Compensation Discussion and Analysis.

Outstanding Equity Awards Table

	OPTION AWARDS					STOCK AWARDS
													Equity
											Equity		Incentive
											Incentive		Plan Awards:
									Market		Plan Awards:		Market or
							No.		Value		No. of		Payout Value
		Number of	Number of				of Shares		of Shares		Unearned		of Unearned
		Securities	Securities				or Units		or Units		Shares, Units		Shares, Units
		Underlying	Underlying			Stock	of Stock		of Stock		or Other		or Other
	Option	Unexercised	Unexercised	Option	Option	Award	That		That		Rights That		Rights That
	Grant	Options	Options Un-	Exercise	Expiration	Grant	Have Not		Have Not		Have Not		Have Not
Name	Date	Exercisable	Exercisable	Price	Date	Date	Vested	(1)	Vested	(2)	Vested	(3)	Vested	(2)
Sitherwood	–	–	–	$–	–	9/1/11	2,380		$107,100		–		$–
						12/1/11	4,125		185,625		12,375		556,875
	–	–	–	–	–	12/3/12	4,875		219,375		14,625		658,125
Waltermire	–	–	–	–	–	12/1/10	1,500		67,500		5,000		225,000
	–	–	–	–	–	12/1/11	1,500		67,500		5,000		225,000
	–	–	–	–	–	12/3/12	1,500		67,500		5,000		225,000
Lindsey						10/1/12	3,899		175,455		5,847		263,115
	–	–	–	–	–	12/3/12	2,500		112,500		7,500		337,500
Darrell	–	–	–	–	–	12/1/10	1,500		67,500		5,000		225,000
	–	–	–	–	–	12/1/11	1,500		67,500		5,000		225,000
	–	–	–	–	–	12/3/12	1,500		67,500		5,000		225,000
Spotanski	11/3/04	6,000	–	30.95	11/3/14	12/1/10	1,500		67,500		5,000		225,000
	–	–	–	–	–	12/1/11	1,500		67,500		5,000		225,000
	–	–	–	–	–	12/3/12	1,500		67,500		5,000		225,000

(1)	Vesting dates for these awards are provided below:

Grant Date	Vesting Date
12/1/10	12/1/13
9/1/11	1/3rd on 9/1/14
12/1/11	12/1/14
10/1/12	50% on 10/1/13, 25% on 10/1/14 and 25% on 10/1/15
12/3/12	12/3/14

(2)	The dollar amounts in these columns reflect the value calculated at $45.00 per share, the closing price of the Company stock on September 30, 2013.

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 39

(3)	Vesting dates, performance periods and levels of awards, assuming performance metrics are met, are provided below:

Grant	Performance
Date	Period	Vesting Date	Name	Threshold	Target	Maximum
	10/1/10- 9/30/13	Date of performance certification	Waltermire	2,500	5,000	7,500
12/1/10			Darrell	2,500	5,000	7,500
			Spotanski	2,500	5,000	7,500
			Sitherwood	6,188	12,375	18,563
	10/1/11- 9/30/14	Date of performance certification	Waltermire	1,675	3,350	5,025
12/1/11			Lindsey	2,924	5,847	8,770
			Darrell	2,500	5,000	7,500
			Spotanski	2,500	5,000	7,500
			Sitherwood	7,313	14,625	23,765
	10/1/12- 9/30/15	Date of performance certification	Waltermire	825	1,650	2,682
12/3/12			Lindsey	3,750	7,500	12,187
			Darrell	2,500	5,000	8,125
			Spotanski	2,500	5,000	8,125

Option Exercises and Stock Vested in Fiscal 2013 Table

	Option Awards		Stock Awards
	No. of Shares	Value Realized	No. of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Sitherwood	–	$–	12,310	$543,733
Waltermire	14,000	139,913	5,100	198,081
Lindsey	–	–	–	–
Darrell	–	–	5,100	198,081
Spotanski	6,000	73,080	5,100	198,081

Pension Plan Compensation

Laclede Gas Company maintains the Employees’ Retirement Plan of Laclede Gas Company, a tax-qualified defined benefit plan. Effective January 1, 2009, Laclede Gas amended its plan to change the way benefits are calculated. Prior to that date, the Plan provided benefits based on a final pay formula that used a participant’s years of credited service and average final compensation. The average final compensation is the highest consecutive three-year average of the final ten years of employment. Participants’ years of credited service under the plan were frozen as of December 31, 2008; however, the average final pay was not frozen and will continue to be based on the highest three-year average in the final ten years of employment. Benefits under the plan formula in effect prior to January 1, 2009 are referred to as “grandfathered benefits.” With respect to annual incentive compensation paid on or after January 1, 2013, average final compensation will exclude such incentive compensation for purposes of the grandfathered benefit. Of the named executive officers, Messrs. Waltermire, Darrell and Spotanski have grandfathered benefits under the grandfathered formula.

While normal retirement age under the plan is age 65, participants may retire at age 60 with 10 or more years of service without reduction of the grandfathered benefit for early retirement. We assumed retirement at age 60 in calculating the grandfathered benefits for all the executives.

On and after January 1, 2009, the plan uses a cash balance formula that provides: (i) a cash balance credit from between 4-10% of compensation depending on the participant’s age and (ii) interest credits using a rate equal to an average of corporate bond rates published by the Internal Revenue Service. Benefits under the plan formula in effect on and after January 1, 2009 are referred to as “current benefits.” The cash balance credit and interest credit are applied as of December 31 of each year, on an

40 2013 Notice of Annual Meeting • The Laclede Group, Inc.

average monthly basis, with interest compounded monthly. During fiscal year 2013, cash balance credits were as follows:

Sitherwood	8%
Waltermire	9
Lindsey	7
Darrell	9
Spotanski	8

The early retirement amount of the current benefits will be the amount credited in the participant’s cash balance account in the case of a lump sum payment. If an annuity is taken at early retirement, the benefit will be the actuarial equivalent of the lump sum amount.

The Internal Revenue Code generally places a limit on the amount of the annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. Since 1977, Laclede Gas has maintained a Supplemental Retirement Benefit Plan, a nonqualified plan that covers benefits that accrued through December 31, 2004 and that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the limits on the qualified plan. The Company adopted the Supplemental Retirement Benefit Plan II to comply with section 409A of the Code, which covers benefits accrued from January 1, 2005 through December 31, 2008. It also adopted the Cash Balance Supplemental Retirement Benefit Plan to provide similar supplemental benefits for those that accrue on and after January 1, 2009 under the new pension plan formula.

Please note the following relating to the benefits shown in the table below:

  The Supplemental Retirement Benefit Plans are unfunded and subject to forfeiture in the event of bankruptcy.

  The years of credited service in the table are the same as the executives’ years of actual service as of December 31, 2008, when years of service were frozen for all participants.

  The compensation used to determine current and grandfathered benefits under the Plans include the amounts in the Salary column and for periods prior to January 1, 2013, the amount attributable to payments under the Annual Incentive Plan in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

  Executives at the Company are subject to mandatory retirement at age 65 unless the Board of Directors asks them to continue working past that age.

  For Mr. Waltermire, we used his actual benefits since he retired October 1, 2013.

  The pension benefits in the table below were calculated using:

  the September 30, 2013 measurement date;

  the same assumptions as described in Note 2, Pension Plans and Other Postretirement Benefits, of the consolidated financial statements in the Company’s annual report for the fiscal year ended September 30, 2013, except we used retirement at the greater of 60 or the executive’s actual age as noted above for the grandfathered benefit and, as required, we did not use an income growth assumption nor any forfeiture assumption;

  for the grandfathered benefit, the greater of

  years of service, multiplied by the sum of 1.7% of Social Security covered compensation (a 35-year average of Social Security maximum bases) plus 2.0% of the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date in excess of Social Security covered compensation; and

The Laclede Group, Inc. •2013 Notice of Annual Meeting 41

  the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date, multiplied by (i) years of service and (ii) the benefit factor of 2.1%, less the executive’s estimated Social

  Security benefit multiplied by 1.25% for each year of service up to a maximum of 40 years; and

  the assumption of a 90% probability that the participant elects a lump sum equivalent of the monthly annuity amount described above.

Pension Benefits Table

		No. of Years		Present Value	Payments
		Credited		of Accumulated	During
Name	Plan Name	Service	(1)	Benefit	Last Year	(2)
Sitherwood	Laclede Gas Company Employees’ Retirement Plan	–		$53,839	$–
	Supplemental Retirement Benefit Plans	–		158,484	–
Waltermire	Laclede Gas Company Employees’ Retirement Plan	18.92		–	1,882,392
	Supplemental Retirement Benefit Plans	18.92		–	1,523,187
Lindsey	Laclede Gas Company Employees’ Retirement Plan	–		26,632	–
	Supplemental Retirement Benefit Plans	–		22,528	–
Darrell	Laclede Gas Company Employees’ Retirement Plan	4.67		402,354	–
	Supplement Retirement Benefit Plans	4.67		260,262	–
Spotanski	Laclede Gas Company Employees’ Retirement Plan	27.00		1,616,784	–
	Supplemental Retirement Benefit Plans	27.00		1,031,090	–

(1)	As noted above, years of credited service were frozen as of December 31, 2008.

(2)	Mr. Waltermire retired at close of business on September 30, 2013. The amounts in this column represent the actual amounts payable to him pursuant to his retirement.

Nonqualified Deferred Compensation

The amounts in the table below include contributions by the executive and earnings on those contributions under the Laclede Gas Company Deferred Income Plan II, which covers deferrals through December 31, 2004, and The Laclede Group Deferred Income Plan, which covers deferrals on and after January 1, 2005 and represents the deferred income plan as modified to comply with section 409A of the Code. The amounts relative to these plans are in the first line of the table for each executive.

The Deferred Income Plan II:

  allows participants, including the named executive officers, to defer up to 15% of salary and directors to defer up to 100% of fees and retainers;

  provides earnings on the deferrals based on Moody’s corporate bond average rate plus a percentage ranging from 1% to 3%,

  which percentage varies depending on the age of the participant at the beginning of that plan year;

  provides for death and disability income benefits that are payable in annual installments over a 15-year period following termination of employment due to total disability or death;

  provides retirement income benefits under the plan payable in annual installments over a 15-year period, but the payments continue for the participant’s life if the participant retires at age 65 or later for employees or age 70 or later in the case of directors; and

  provides for a lump sum payment to the participant in the event of termination within two years following a change in control. The lump sum payment will be equal to the greater of (i) the present

42 2013 Notice of Annual Meeting • The Laclede Group, Inc.

  value of the deferral account balance projected under the minimum retirement income formula through age 65 or (ii) the actual deferral account accumulated through the termination date.

The Laclede Group Deferred Income Plan provides similar benefits, except that the retirement benefits in all circumstances are payable in 15 annual installments and benefits payable in the event of death or disability are payable in a lump sum. However, in 2008, participants were offered a one-time opportunity under the transitional relief issued by the IRS under section 409A to elect a lump sum payment alternative for retirement benefits.

Nonqualified Deferred Compensation Table

		Executive		Company	Aggregate		Aggregate		Aggregate
		Contributions		Contributions	Earnings in		Withdrawals/		Balance
Name		in Last FY	(1)	in Last FY	Last FY	(2)	Distributions	(3)	at Last FYE
Sitherwood	Deferred Income Plan	$84,087		–	$9,124		$–		$186,918
Waltermire	Deferred Income Plan	26,000		–	5,366		110,458		–
Lindsey	Deferred Income Plan	4,615		–	172		–		4,787
Darrell	Deferred Income Plans	15,000		–	6,180		–		111,905
Spotanski	Deferred Income Plans	40,500		–	16,180		–		332,961

(1)	The amounts in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The amounts attributable to above market interest on non-qualified deferred compensation in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table and identified in footnote 3 to that table are also included in this column.

(3)	Because Mr. Waltermire retired at close of business on September 30, 2013, this column represents the amount payable to him upon his retirement.

Potential Payments Upon Termination or Change in Control

This section describes the potential payments and benefits to which the named executive officers would have been entitled upon termination of employment, as if such termination had occurred on the last trading day of our fiscal year – September 30, 2013 – using the New York Stock Exchange closing price of $45.00 per share of the Company’s stock on that date. The discussion does not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees upon termination of employment nor does it include any disclosures relative to Mr. Waltermire since he retired October 1, 2013.

Chief Executive Officer and Chief Operating Officer’s Potential Payments Upon Termination or Change in Control

Severance Benefits Agreement
The compensation package for Ms. Sitherwood and Mr. Lindsey each included a severance benefits agreement. Ms. Sitherwood’s severance benefit agreement expires September 1, 2014 and Mr. Lindsey’s severance benefit agreement expires October 1, 2015. These agreements address benefits payable with or without a change in control, upon their termination without cause or upon their resignation for good reason (as such

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 43

terms are defined in the Company’s Management Continuity Protection Plan), each such case referred to as a “qualifying termination.” Assuming a qualifying termination on September 30, 2013, Ms. Sitherwood and Mr. Lindsey would each be eligible for the following:

Qualifying Termination Without Change in Control
Ms. Sitherwood and Mr. Lindsey would each be entitled to payment of an amount equal to one times their annual base salary, plus the target amount under the Annual Incentive Plan (AIP) for the fiscal year in which the qualifying termination occurs, as well as continued medical, dental and vision benefits for a period of up to 18 months from the date of the qualifying termination based on the same coverage level as of the date of termination. Assuming the termination occurred at the end of the fiscal year, the value of these payments and benefits triggered by their severance benefit agreements would be as follows:

	Sitherwood	Lindsey
1X Base Salary	$575,000	$300,000
Target AIP Opportunity	431,250	180,000
Medical, Dental & Vision
Benefits	6,000	17,300
Total	$1,012,250	$497,300

Qualifying Termination with Change in Control
Ms. Sitherwood and Mr. Lindsey would each be entitled to payment of an amount equal to a non-discounted lump sum equal to two times their average annual compensation for the five-year period immediately preceding such qualifying termination; plus their target AIP performance amount; plus continued medical, dental and vision benefits for a period of up to 18 months from the date of the qualifying termination. Assuming the termination occurred at the end of September 2013, the value of these payments and benefits triggered by the Severance Benefit Agreement would be as follows:

	Sitherwood	Lindsey
2x Base Salary	$1,250,000	$600,000
Target AIP Opportunity	431,250	180,000
Medical, Dental & Vision Benefits	6,000	17,300
Total	$1,687,250	$797,300

Equity Awards
Ms. Sitherwood has 2,380 time-based restricted stock units outstanding from her September 1, 2011 awards granted to her on her date of hire. These units would vest in full immediately with or without a change in control in the case of a qualifying termination. Assuming the qualifying termination occurred on September 30, 2013, the value of the outstanding stock units that would vest in full is $107,100.

Mr. Lindsey has 3,899 time-based restricted stock units and 5,847 performance contingent restricted stock units outstanding from his awards granted to him on his date of hire. These units would vest in full immediately upon a qualifying termination, with or without a change in control. Assuming a change in control occurred on September 30, 2013, the value of the outstanding stock units that would vest in full is $438,570.

Ms. Sitherwood and Mr. Lindsey each received time-vested and performance contingent restricted stock units on December 3, 2012 as outlined in the Grants of Plan-Based Awards table. In the event of a qualifying termination, death, disability or retirement, the performance contingent restricted stock units would be eligible to vest pro-rata based on actual performance. In the event of a change in control, the time-based stock units would vest in full immediately and the performance contingent restricted stock units would vest on a pro-rata basis. Assuming a change in control occurred on September 30, 2013, the value of all the time-based restricted stock units and performance contingent restricted stock units, including accrued dividend equivalents on the performance units, that would vest is $1,031,633 for Ms. Sitherwood and $586,742 for Mr. Lindsey.

Annual Incentive Awards
If a qualifying termination occurs with or without a change in control, Ms. Sitherwood and Mr. Lindsey would be eligible to receive a prorated (based on the number of completed days in the fiscal year prior to termination) Annual Incentive Plan award for the fiscal year of termination. If the qualifying termination was not after a change in control, Company and individual performance would be factored into the proration. Assuming a

44 2013 Notice of Annual Meeting • The Laclede Group, Inc.

qualifying termination occurred on September 30, 2013, the prorated payments to Ms. Sitherwood and Mr. Lindsey would be $431,250 and $180,000, respectively.

Benefit Reductions for Tax Consequences under Internal Revenue Code Section 280G or 4999
“Parachute payments,” as defined under Code section 280G or 4999, may trigger adverse tax consequences or an excise tax for the participant. The Company does not provide any gross-up payments for such adverse tax consequences or excise taxes under any of the plans. Rather, the amounts payable under the Company’s nonqualified plans that would constitute a “parachute payment” will be reduced to the extent necessary to avoid such adverse tax consequences or excise tax, with the exception of Ms. Sitherwood and Mr. Lindsey’s payments discussed above. Any payments made to Ms. Sitherwood or Mr. Lindsey that would constitute “parachute payments” would be subject to a best net policy, where the total parachute payment may be cut back, to the extent necessary to avoid adverse tax consequences or excise taxes, if a reduction would result in a greater after-tax benefit to them.

Assuming a change in control on September 30, 2013, the maximum total “parachute payments” that could be made to each named executive officer, with the exception of Ms. Sitherwood and Mr. Lindsey, to avoid the adverse tax consequences are reflected in the following table:

Darrell	$1,803,981
Spotanski	1,700,492

The amounts disclosed in the following sections reflect values prior to any reduction that may be applicable to avoid adverse tax consequences after a termination due to a change in control, since reductions would not be applicable for other termination triggers.

Management Continuity Protection Plan
The Management Continuity Protection Plan was adopted in 1991 and restated to be compliant with section 409A of the Code (“Old Plan”). Effective January 1, 2011, a new plan applies to those who first become officers on or after January 1, 2011 (“New Plan”). The named executive officers, except for Ms. Sitherwood and Mr. Lindsey, are covered by the Old Plan. Ms. Sitherwood will be eligible to participate in the New Plan on September 1, 2014 and Mr. Lindsey will be eligible to participate on October 1, 2015. Prior to this date, they are covered by their severance benefit agreements discussed earlier in this Potential Payments Upon Termination or Change in Control section. The key terms and provisions of the Old Plan and New Plan are outlined below. Both Plans:

  provide for the payment of benefits to officers in certain termination events after a change in control;

  use form agreements that are not separately negotiated with executives;

  define change in control as when a person acquires more than 50% of the voting power of securities of The Laclede Group or if a person acquires between 30% and 50% of the voting power and the Board determines that a de facto change in control has occurred;

  do not provide benefit payments to those participants who have reached normal retirement age of 65;

  limit the amount of the benefit payable to an amount equal to the participant’s average monthly compensation for the five-year period immediately preceding the cessation of employment multiplied by the number of months until the date the participant would reach normal retirement age of 65;

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 45

  provide no benefits if the officer is terminated for cause, although cause is defined differently in each plan, as explained in each plan section below; and

  provide a lump-sum payment in an amount equal to the average annual compensation paid to the participant for the five-year period immediately preceding cessation of employment multiplied by 2.99 for the President or an Executive Vice President, or 2.00 for the other officers.

The Compensation Committee considers the benefits under these Plans, including the terms and conditions of the agreements, as part of the total compensation for the executives.

New Plan
If, after a change in control, a participant in the New Plan is terminated by the Company other than for cause or the participant terminates employment for good reason (as defined below) within 24 months, then the participant is entitled to the lump sum payment described above. Cause is defined in the New Plan as the willful and continued failure by the participant to substantially perform the duties of employment assigned by the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Company, which specifically identifies the manner in which it is believed that the participant has not substantially performed such duties; or willful engagement by the participant in misconduct that is materially injurious to the Company or any of its affiliates. With respect to the termination by the participant of his or her employment with the Company, good reason shall mean:

  a material diminution in the participant’s base salary compensation or Annual Incentive Plan Performance Award target level;

  a material diminution in the authority, duties or responsibilities of the participant;

  a material change, of not less than 25 miles, in the geographic location at which the participant’s office is located; or

  the failure by the Company or its affiliates, as applicable, to continue to provide the participant with benefits substantially similar to those enjoyed by the participant under any of the tax-qualified, nonqualified or welfare benefit plans of the Company or its affiliates in which the participant was participating immediately prior to the change in control.

Old Plan
If, after a change in control, a participant in the Old Plan is terminated other than for cause, resigns or retires within 54 months in the case of the President and any Executive Vice President, or within 42 months in the case of all other officers, then the participant is entitled to the lump sum amount described above, provided, however, that the amount is reduced for each month the participant remains employed by the Company starting with the seventh month after the change in control. The amount of the reduction is 1/48 per month for the President or an Executive Vice President and 1/36 per month for all other officers. Cause is defined in the Old Plan as an irreversible incapacity or disability for six months that renders the officer unable to perform the services for which he was employed, any conduct in the performance of duties that involves moral turpitude, or death.

The potential payments to the named executive officers under the Old Plan, assuming a change in control and termination other than for cause on September 30, 2013, are as follows:

Darrell	$1,206,676
Spotanski	1,137,453

2006 Equity Incentive Plan
Participants, including the named executive officers, have outstanding performance-contingent restricted awards, restricted stock and restricted stock units under the 2006 Equity Incentive Plan. The participant’s termination

46 2013 Notice of Annual Meeting • The Laclede Group, Inc.

of employment or a change in control of the Company may cause certain events to occur under the awards. Cause under this plan has the same definition as provided above under the New Plan. Change in control under this Plan means:

  One or more persons acquiring 20% or more of the voting power of the Company’s outstanding securities;

  Replacement of a majority of the Board by individuals whose nominations were not approved by a majority of the Board; or

  Consummation of a reorganization, merger or consolidation that results in the Company’s shareholders no longer owning more than 50% of the voting power of the surviving entity’s outstanding securities.

The vesting terms of Ms. Sitherwood and Mr. Lindsey’s shares granted from the Equity Incentive Plan are discussed earlier in this Potential Payments Upon Termination or Change in Control section, due to unique vesting provision provided to them during their recruitment.

Performance-Contingent Restricted Awards (PCRAs)
These awards generally provide for vesting of restricted stock shares or restricted stock units on the third anniversary of the grant date that falls after the end of the performance period, to the extent that the Compensation Committee determines that the performance contingency has been met or exceeded. A participant forfeits all non-vested awards upon the participant’s termination of employment for cause.

If during the performance period a participant dies or leaves the Company due to retirement or disability, the participant remains eligible to earn a prorated award based on the number of full months as a participant during the performance period, as the administrator may determine, if the performance contingency is satisfied.

In the event of a change in control, the outstanding awards granted shall be deemed earned and vest at a prorated target, based on the number of months completed in the performance period at the time of the change in control, if the award is not assumed or replaced with a comparable award by the successor or surviving entity. If the successor or surviving entity does assume or replace the award, the award will trigger a benefit at a prorated target based on the number of full months as a participant if the participant is involuntarily terminated without cause within two years of the change in control. Dividend equivalents on performance-contingent restricted awards are accrued throughout the performance period and paid to the participant in proportion to the amount of shares actually earned at vesting, up to the amount of dividends that would have been paid on the target number of shares. In the event of a change in control, accrued dividend equivalents would be paid on the same prorated basis as mentioned above. Assuming a change in control termination that triggers a benefit described above for the outstanding PCRA grants, the following table represents the value of the vesting of the awards. The same amounts would be payable in the event of a participant’s death, retirement or termination of employment due to disability if the target level of performance is achieved. The table below assumes a change in control and termination without cause on September 30, 2013.

Darrell	$488,886
Spotanski	488,886

Restricted Stock
These shares generally provide for vesting on the third anniversary of the grant date. A participant forfeits all non-vested shares upon the participant’s termination of employment for any reason prior to vesting, other than as a result of a change in control or mandatory retirement requirements.

If a participant’s employment is terminated by the Company without cause within two years following a change in control, the shares become vested on

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 47

the earlier of the vesting date or the date of the change in control. Assuming a change in control and termination without cause on September 30, 2013, the table below indicates the total value of shares of restricted stock.

Darrell	$202,500
Spotanski	202,500

If a participant’s employment is terminated due to mandatory retirement requirements, the shares become vested based on the number of full months from the award date to the participant’s retirement. Assuming a mandatory retirement on September 30, 2013, the table below indicates the total value of shares of restricted stock.

Darrell	$135,000
Spotanski	135,000

Annual Incentive Plan
Annual incentive awards under the Annual Incentive Plan are deemed earned at a prorated target based on the number of completed days in the fiscal year prior to a change in control. The Grants of Plan Based Awards Table discloses the target level for the named executive officers under this plan.

If a participant’s employment ceases due to termination without cause or by death, disability or retirement, the participant is eligible to earn an award on a pro rata basis based upon Company performance and the participant’s achievement of individual metrics. The following table shows the target amount that could have been payable upon termination other than for cause or upon retirement, death or disability assuming a termination without cause on September 30, 2013:

Darrell	$148,050
Spotanski	141,400

Termination for cause and change in control under the Annual Incentive Plan have the same meaning as in the 2006 Equity Incentive Plan.

Deferred Income Plans
Under the terms of the deferred income plans, if a participant’s employment is terminated within two years of a change in control, the participant will receive a lump sum payment equal to the greater of (i) the present value of the account balance projected under the minimum retirement income formula through age 65, or (ii) the actual account balance accumulated through the termination date.

	Present Value	Actual
	Projected Through	Account
	Age 65	Balance
Sitherwood	$203,117	$186,918
Darrell	121,360	111,905
Lindsey	4,873	4,787
Spotanski	357,522	332,961

48 2013 Notice of Annual Meeting • The Laclede Group, Inc.

OTHER MATTERS

Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business

Under the rules of the Securities and Exchange Commission, shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in January 2015 must be received by the corporate secretary of The Laclede Group at its principal office at 720 Olive Street, St. Louis, Missouri 63101 by August 20, 2014.

Also, the procedures to be used by shareholders to recommend nominees to the Corporate Governance Committee are outlined on page 16 of this proxy statement. If a shareholder seeks to nominate a person or make a shareholder proposal from the floor of the annual meeting in January 2015, notice must be received by the corporate secretary at the Company’s principal executive offices no later than October 31, 2014 and not before September 30, 2014 (not less than 90 days nor more than 120 days, respectively, prior to January 29, 2015). Also, such proposal must be, under law, an appropriate subject for shareholder action to be brought before the meeting.

The Chairman of the Board may refuse to allow the transaction of any business or to acknowledge the nomination of any person not made in compliance with the procedures set forth in the bylaws of The Laclede Group.

Proxy Solicitation

We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by email, telephone, fax or special letter. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist us in the solicitation of proxies for a fee of $7,000, plus reimbursement of out-of-pocket expenses for those services.

The Laclede Group, Inc. • 2013 Notice of Annual Meeting 49

THE LACLEDE GROUP, INC.
C/O COMPUTERSHARE TRUST, N.A.
P.O. BOX 43004
PROVIDENCE, RI 02940-3004

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THANK YOU FOR YOUR VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M64545-P44516	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE LACLEDE GROUP, INC.

The Board of Directors recommends you vote
FOR the following:

1.	Election of Directors:

Nominees:

	01)	Edward L. Glotzbach
	02)	W. Stephen Maritz
	03)	John P. Stupp, Jr.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory approval of resolution to approve compensation of named executives.	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2014 fiscal year.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	☐

Please date and sign exactly as your name appears. If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders
January 30, 2014
10:00 a.m.
Laclede Gas Building
720 Olive Street, St. Louis, Missouri 63101

This year’s meeting agenda:

1.	To elect three members of the Board of Directors to serve for a three-year term.
2.	To provide advisory approval of compensation of named executives.
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2014 fiscal year.
4.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

To attend the meeting, check in with our representatives at the meeting and, if the shares are held in the name of a bank, broker or other holder of record, present proof of ownership of our common stock at check-in.

     We thank you in advance for your vote this year. See the back of this card for directions on how to vote by phone or by Internet as well as how to request electronic delivery of future shareholder communications.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.thelacledegroup.com/annualmeeting.

M64546-P44516

THE LACLEDE GROUP, INC.
Proxy solicited on behalf of the Board of Directors for
Annual Meeting of Shareholders on January 30, 2014

The undersigned hereby appoints Mary C. Kullman, Steven P. Rasche and Suzanne Sitherwood and each of them as proxies with full power of substitution to represent and to vote all shares that the undersigned would be entitled to vote if present at the annual meeting of shareholders of The Laclede Group, Inc. and at any adjournment and postponement thereof. The meeting will be held January 30, 2014 at 10:00 a.m. central standard time at the Laclede Gas Building, 720 Olive Street, St. Louis, Missouri, 63101. The undersigned hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3; AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side